UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CIRCOR INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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25 Corporate Drive, Suite 130

Burlington, MA 01803

(781) 270-1200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 2, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of Stockholders of CIRCOR International, Inc. (the “Company”) will be held on Wednesday, May 2, 2012, at 2:00 PM Eastern Daylight Savings Time, at Circor Energy Products located at 1500 SE 89th Street, Oklahoma City, OK 73149. The Annual Meeting is being called for the purpose of considering and voting upon:

1.	To elect three Class I directors for three-year terms, such terms to continue until the Annual Meeting of Stockholders in 2015 and until each such director’s successor is duly elected and qualified or until his earlier resignation or removal;

2.	To ratify the selection by the Audit Committee of the Board of Directors of the Company of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012;

3.	To consider an advisory resolution approving the compensation of the Company’s Named Executive Officers; and

4.	Such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 12, 2012 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company’s common stock, par value $.01 per share, at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

All stockholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, we urge you to vote via the Internet or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials (the “Notice”) you received or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card in the enclosed envelope. For specific instructions on how to vote your shares, please review the instructions for each of these voting options that are detailed in your Notice and in the Company’s Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by telephone or returned a proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 2, 2012: Our Proxy Statement, a form of proxy and a letter to stockholders from our Chief

Executive Officer and our Chief Financial Officer, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, are available for viewing, printing and downloading at www.proxy.circor.com.

Directions to the Annual Meeting are included on the last page of the Company’s Proxy Statement.

By Order of the Board of Directors

Alan J. Glass
Secretary

Burlington, Massachusetts

March 19, 2012

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE YOUR PROXY AS INDICATED ABOVE. YOUR PROXY IS REVOCABLE UNTIL THE TIME SET FORTH IN THE COMPANY’S PROXY STATEMENT AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., the Company’s proxy solicitor, at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

25 Corporate Drive, Suite 130

Burlington, MA 01803

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 2, 2012

This Proxy Statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CIRCOR International, Inc. (the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 2, 2012, at 2:00 PM Eastern Daylight Savings Time, and any adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting will be held at Circor Energy Products located at 1500 SE 89th Street, Oklahoma City, OK 73149.

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.	To elect three Class I directors for three-year terms, such terms to continue until the Annual Meeting of Stockholders in 2015 and until each such director’s successor is duly elected and qualified or until his earlier resignation or removal;

2.	To ratify the selection by the Audit Committee of the Board of the Company of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012 (“Fiscal Year 2012”);

3.	To consider an advisory resolution approving the compensation of the Company’s Named Executive Officers; and

4.	Such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

This Proxy Statement and the form of proxy were first made available to stockholders on or about March 19, 2012. The Board has fixed the close of business on March 12, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of record of the Company’s common stock, par value $.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 17,376,926 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 85 stockholders of record. Each holder of our outstanding Common Stock as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. For Proposal 1, the election of three Class I directors, each nominee shall be elected as a director of the Company if he receives the affirmative vote of a plurality of the votes cast. The approval of a majority of the votes cast is necessary to approve each of Proposal 2, the ratification of the selection of Grant Thornton LLP as the Company’s independent auditors for Fiscal Year 2012, and Proposal 3, the consideration of an advisory resolution approving the compensation of the Company’s Named Executive Officers.

Shares that reflect abstentions or “broker non-votes” (i.e. shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. With respect to the election of the directors (Proposal 1), votes may be cast “for” or “withheld” from the nominees. Votes cast “for” the nominees will count as “yes” votes; votes that are “withheld” from the nominees will not be voted with respect to the election of the nominees. With respect to Proposal 2 and Proposal 3, votes may be cast “for,” “against” or “abstain.” In the case of Proposal 2 and Proposal 3, abstentions are not considered votes cast on each such matter and will have the effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated. Proposal 1 and Proposal 3 are each “non-discretionary” items and, therefore, brokers and nominees do not have discretionary voting power with respect to such matters. Broker non-votes will have no effect on Proposal 1 and Proposal 3. With respect to Proposal 3, if you do not instruct your broker how to vote with respect to these matters, your broker may not vote with respect to these items and those non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

This year, pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have again elected to provide access to our proxy materials over the Internet. Accordingly, we have sent a Notice Regarding the Availability of Proxy Materials (the “Notice”) to certain of our stockholders (excluding those stockholders who previously have requested that they receive electronic or paper copies of our proxy materials). Stockholders have the ability to access our proxy materials on the website referred to in the Notice or request a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet and request a printed copy of our proxy materials may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe this process should expedite your receipt of our proxy materials and reduce the environmental impact of our Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 2, 2012: This Proxy Statement, a form of proxy, a letter to stockholders from our Chief Executive Officer and our Chief Financial Officer, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (“Fiscal Year 2011”), are available for viewing, printing and downloading at www.proxy.circor.com.

Your vote is important. If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the following methods:

1.	Vote by internet by going to the web address www.voteproxy.com and following the instructions for internet voting on such website or on your Notice or proxy card;

2.	Vote by telephone by dialing 1-800-PROXIES (776-9437) in the United States or 1-718-921-8500 from foreign countries and following the instructions; or

3.	Vote by proxy card if you received a paper copy of these materials by completing, signing, dating, and mailing your proxy card in the envelope provided. If you vote by internet or telephone, please do not mail your proxy card.

In order to vote via the Internet or by telephone, stockholders whose shares are registered in their name must have the stockholder identification number which is provided in the Notice.

If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Any properly completed proxy given by stockholders whose shares are registered in their name pursuant to this solicitation may be revoked by one of the following methods:

1.	Filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

2.	Properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities;

3.	Duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting; or

4.	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

To be effective, any written notice of revocation or subsequent proxy must be sent so as to be delivered to the Company’s Secretary at the Company’s corporate headquarters before the taking of the vote at the Annual Meeting.

Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted “FOR” the election of the nominees for director listed in this Proxy Statement, “FOR” ratification of the selection of Grant Thornton LLP as the Company’s independent auditors for Fiscal Year 2012, and “FOR” approval of the resolution regarding compensation of the Company’s Named Executive Officers. It is not anticipated that any other matters will be presented at the Annual Meeting. However, if other matters are duly presented, proxies will be voted in accordance with the discretion of the proxy holders.

Except where otherwise incorporated by reference, neither the Annual Report nor the letter from our Chief Executive Officer and our Chief Financial Officer to our stockholders is a part of the proxy solicitation material.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

CORPORATE GOVERNANCE

Independence of Directors

The Board, upon consideration of all relevant facts and circumstances and upon recommendation of the Nominating and Corporate Governance Committee, has affirmatively determined that each director, other than A. William Higgins, the Chief Executive Officer and the Chairman of the Board, is independent of the Company. In evaluating the independence of each director, the Board applied the standards and guidelines set forth in the applicable SEC and New York Stock Exchange (“NYSE”) regulations in determining that each non-management director has no material relationship with the Company, directly or as a partner, stockholder, or affiliate of an organization that has a relationship with the Company. The bases for the Board’s determination include, but are not limited to, the following:

•	Other than Mr. Higgins, no director is an employee of the Company or its subsidiaries or affiliates.

•	No director has an immediate family member who is an officer of the Company or its subsidiaries or has any other current or past material relationship with the Company.

•	Other than Mr. Higgins, no director receives, or in the past three years, has received, any compensation from the Company other than compensation for services as a director.

•	No director has a family member who has received any compensation during the past three years from the Company.

•	No director, during the past three years, has been affiliated with, or had an immediate family member who has been affiliated with, a present or former internal or external auditor of the Company.

•	No executive officer of the Company serves on the compensation committee or the board of directors of any corporation that employs a director or a member of any director’s immediate family.

•

No director is an officer or employee (or has an immediate family member who is an officer or employee) of an organization that sells products and services to, or receives products and services from, the Company in excess of the greater of $1 million or 2% of such organization’s consolidated gross revenues in any fiscal year.

In making its determination, the Nominating and Corporate Governance Committee and the Board also considered the fact that one of our directors, David F. Dietz, is a partner of Goodwin Procter LLP (“Goodwin Procter”), a law firm that provides legal services to the Company. After considering the fees paid by the Company to Goodwin Procter in proportion to Goodwin Procter’s overall revenues (less than one percent), as well as considering both the independent judgment that Mr. Dietz has exhibited during his twelve and one-half year tenure as a director and his ability to maintain such independent judgment, the Board determined that the relationship between Goodwin Procter and the Company does not result in Mr. Dietz having a material relationship with the Company and does not compromise his independence.

Principles of Corporate Governance

The Nominating and Corporate Governance Committee of the Board has developed, and the full Board has adopted, a set of Principles of Corporate Governance. The Principles of Corporate Governance are available on the Company’s website at www.circor.com under the “Investors” sub link and a hardcopy will be provided by the Company free of charge to any stockholder who requests it by writing to the Company’s Secretary at the Company’s corporate headquarters.

Code of Conduct & Business Ethics / Compliance Training / Reporting of Concerns

The Company has implemented and regularly monitors compliance with a comprehensive Code of Conduct & Business Ethics (the “Code of Conduct”), which applies uniformly to all directors, executive officers, and employees. Among other things, the Code of Conduct addresses conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, compliance with applicable law (including insider trading and anti-bribery laws), and reporting of illegal or unethical behavior. The Code of Conduct is available on the Company’s website at www.circor.com under the “Investors” sub link and a hardcopy will be provided by the Company free of charge to any stockholder who requests it by writing to the Company’s Secretary at the Company’s corporate headquarters.

In order to enhance understanding of and compliance with the Code of Conduct, the Company has undertaken a number of additional steps. Through a third-party provider, the Company maintains an on-line training program pursuant to which all officers and all employees with company-issued email accounts must take a series of courses designed to demonstrate the ways in which certain activities might run afoul of the Code of Conduct. In addition, although all employees are encouraged to personally report any ethical concerns without fear of retribution, the Company, through a third-party provider, maintains the Company’s HelpLine (the “HelpLine”), a toll-free telephone and web-based “hotline” through which employees may report concerns confidentially and anonymously. The HelpLine facilitates the communication of ethical concerns and serves as the vehicle through which employees may communicate with the Audit Committee of the Board confidentially and anonymously regarding any accounting or auditing concerns.

Nomination of Directors/Director Attendance at Annual Meetings

General Criteria

The Nominating and Corporate Governance Committee recognizes that the challenges and needs of the Company will vary over time and, accordingly, believes that the selection of director nominees should be based on skill sets most pertinent to the issues facing or likely to face the Company at the time of nomination. Accordingly, the Nominating and Corporate Governance Committee does not believe it is in the best interests of the Company to establish rigid criteria for the selection of nominees to the Board. When assessing nominees to serve as director, the Nominating and Corporate Governance Committee believes that the Company will benefit from a diversity of background and experience on the Board and, therefore, will consider and seek nominees who, in addition to general management experience and business knowledge, possess, among other attributes, an expertise in one or more of the following areas: finance, manufacturing technology, international business, investment banking, business law, corporate governance, risk assessment, business strategy, organizational development, and investor relations. In addition, there are certain general attributes that the Nominating and Corporate Governance Committee believes all director candidates must possess, which include:

•	A commitment to ethics and integrity;

•	A commitment to personal and organizational accountability;

•	A history of achievement that reflects superior standards for themselves and others; and

•	A willingness to express alternate points of view while, at the same time, being respectful of the opinions of others and working collaboratively with colleagues.

As noted in the Principles of Corporate Governance, a majority of directors must be independent. The Nominating and Corporate Governance Committee, however, also believes that, absent special circumstances, all directors other than the Chief Executive Officer should be independent. The Nominating and Corporate Governance Committee annually assesses the adequacy of the foregoing criteria for Board membership. We believe that, based on the background and experience of each director, as described below, the current Board reflects diversity in business and professional experience and skills.

As a matter of good corporate governance, the Company’s Principles of Corporate Governance limit the number of public company directorships any director of the Company may hold to three, including that of the Company, without the approval of the Board. We believe this policy assists the Board in continuing to focus on and carry out the Board activities of the Company efficiently.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider nominations submitted by stockholders, provided that such nominations are submitted to the Company not less than 120 calendar days prior to the first anniversary date on which the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. To submit any such nomination, a stockholder must deliver notice of such nomination to the Secretary of the Company at the Company’s corporate headquarters.

Therefore, in order to be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company’s proxy statement for its annual meeting to be held in 2013, stockholder recommendations for director must be received by the Company’s Secretary prior to November 19, 2012. Any such notice also must include (i) the name and address of record of the stockholder; (ii) a representation that the stockholder is a record holder of the Company’s Common Stock or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; (iv) a description of the qualifications of the proposed director candidate which address the general criteria for directors as expressed in the Company’s most recent proxy statement; (v) a description of all arrangements or understandings between the stockholder and the proposed director candidate; and (vi) the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected at such meeting. Stockholders must also submit any other information regarding the proposed candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC. Nominations that meet the criteria described above will be forwarded to the Chairman of the Nominating and Corporate Governance Committee for further review and consideration by such committee.

Evaluation of Candidates

In evaluating candidates for director, the Nominating and Corporate Governance Committee applies the skills, experience, qualifications and demeanor of the individual against the general criteria set forth above, including the particular needs of and issues facing, or likely to face, the Company at the time of consideration of the individual. In addition, with regard to current directors, the Nominating and Corporate Governance Committee takes into consideration such individuals’ performance as directors. The Nominating and Corporate Governance Committee intends to evaluate any stockholder candidates in the same manner as candidates from any other sources.

Director Attendance at Annual Meetings

To date, our Board has not adopted a formal policy regarding director attendance at annual meetings of our stockholders. However, the Board typically schedules a meeting of the Board either on or the day before the date of the annual meeting of stockholders, and our directors, therefore, are encouraged to (and typically do) attend the annual meeting. At our last annual meeting of stockholders, which was held on May 4, 2011, all of our directors at the time were in attendance. We anticipate that all of our directors will be in attendance at the May 2, 2012 Annual Meeting.

Our Board and Committee Structure

The Board

Our Board currently consists of seven members who are divided into three classes, with three directors in Class I, two directors in Class II, and two directors in Class III. Directors serve for staggered three-year terms, with one class of directors being elected by the Company’s stockholders at each annual meeting. Our Board maintains three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The table below sets forth the name, age, class, and committee membership for each of our directors as of March 19, 2012:

Director	Age	Director Class	Audit Committee	Compensation Committee	Nom/Corporate Governance Committee	Non- Mgmt Directors
David F. Dietz (1)	62	I				✓
Douglas M. Hayes	68	I	C	M		✓
Thomas E. Naugle	73	I				✓
Jerome D. Brady	68	II		C	M	✓
Peter M. Wilver	52	II	M		C	✓
A. William Higgins	53	III
John (Andy) O’Donnell	63	III	M	M		✓

C Chairman of Committee	Director Class Term Expires at annual meeting:	I = 2012
M Committee Member		II = 2013
(1) Lead Independent Director		III = 2014

Director Qualifications

The biographies of each of the nominees and continuing directors below contain, among other things, information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that, among other things, led the Nominating and Corporate Governance Committee and the Board to the conclusion that such individual should serve as a director for the Company.

Jerome D. Brady. Mr. Brady has served as a member of the Board since April 2003. Prior to retiring in 2000, Mr. Brady served as the President and Chief Executive Officer of C&K Components, Inc., a manufacturer of electronic components located in Watertown, Massachusetts. He also previously served as Chairman, President and Chief Executive Officer of AM International, Inc., a global manufacturer of printing equipment, headquartered in Rosemont, Illinois. Mr. Brady is also a director and chairman of the audit committee of Franklin Electric Company, Inc. We believe Mr. Brady’s qualifications to sit on our Board include his record of success in leadership positions in manufacturing companies having attributes similar to our Company, as well as his extensive experience in corporate acquisitions and international markets.

David F. Dietz. Mr. Dietz has served as a member of the Board since its inception in July 1999. Mr. Dietz or his professional corporation has been a partner of the law firm of Goodwin Procter since 1984. Mr. Dietz is also a director of the Andover Companies, a property and casualty insurance company, and High Liner Foods (USA), Inc., a frozen food company. We believe Mr. Deitz’ qualifications to sit on our Board include his experience in corporate governance and legal matters, including corporate acquisitions and corporate finance.

Douglas M. Hayes. Mr. Hayes has served as a member of the Board since October 2002. Since 1997, Mr. Hayes has been the President of Hayes Capital Corporation, a private investment firm and, from 1997 through 2001, he also served as Chairman of Compass Aerospace Corporation, an aerospace parts manufacturer. From 1986 through 1997, Mr. Hayes was a Managing Director of the investment firm Donaldson, Lufkin & Jenrette. Mr. Hayes currently is a member of the board of directors of Reliance Steel and Aluminum Co. and, from 2004 through 2008, was a member of the board of directors of Sands Regent, Inc. We believe Mr. Hayes’ qualifications to sit on our Board include his record of success as an investment banker and as a partner of a major investment bank, as well as the related expertise he possesses in capital markets, corporate acquisitions, corporate finance and the energy and aerospace industries.

A. William Higgins. Mr. Higgins has served as a member of the Board since March 2008 and was appointed as the Chairman of the Board effective February 25, 2009. Mr. Higgins has been employed as the Company’s Chief Executive Officer since March 1, 2008. He joined the Company as Executive Vice President and Chief Operating Officer in January 2005 and was elevated to the position of President and Chief Operating Officer in November 2006. Prior to joining the Company, Mr. Higgins spent 13 years in a variety of senior management positions with Honeywell International and AlliedSignal, most recently serving as Vice President and General Manager, Americas, for the Honeywell Building Solutions Business, and, prior to that, as Vice President and General Manager of the AlliedSignal Grimes Aerospace Business, General Manager of the AlliedSignal Aerospace Services Anniston Repair and Overhaul Business, and Director of East Asia Business Development for the Electronic Materials Business

Unit. Mr. Higgins is also a member of the board of directors of Kaman Corporation, a publicly-traded manufacturer in the aerospace and industrial distribution markets. We believe Mr. Higgins’ qualifications to sit on the Board include his knowledge of the Company’s operational matters and competitors, as well as his extensive prior experience leading operations of large, diversified, and multi-national manufacturing companies.

Thomas E. Naugle. Mr. Naugle has served as a member of the Company’s Board since October 2002. Mr. Naugle has been the President of Naugle & Company, a private investment firm, from August 1982 until its dissolution in 2010. From 1984 until 1999, Mr. Naugle also served as the Chairman and Chief Executive Officer of Barrett Trailers, Inc., a manufacturer of semi-trailers, and from 1986 through 1996, he was the Chairman and Chief Executive Officer of Tulsa Winch, Inc. From 1967 through 1980, Mr. Naugle held a series of senior management positions at Cooper Industries, Inc. Mr. Naugle currently serves as a director of the Tulsa Boys’ Home and, from 1998 through 2007, was a director of AAON, Inc. We believe Mr. Naugle’s qualifications to sit on the Board include his record of success in leadership positions in the energy industry, as well as his experience with manufacturing companies, corporate acquisitions and corporate strategy.

John (Andy) O’Donnell. Mr. O’Donnell has served as a member of the Company’s Board of Directors since November 2011. Mr. O’Donnell has worked at Baker Hughes since 1975. He has served as Vice President of Baker Hughes since 1998 and was appointed to Vice President, Office of the Chief Executive Officer in January 2012. From 2009 to December 2011, Mr. O’Donnell was President, Western Hemisphere Operations of Baker Hughes. He was President of Baker Petrolite Corporation from 2005 to May 2009 and President of Baker Hughes Drilling Fluids from 2004 to 2005. Prior to that he served as Vice President, Business Process Development at Baker Hughes from 1998 to 2002 and as Vice President of Manufacturing at Baker Oil Tools from 1990 to 1998. We believe that Mr. O’Donnell’s qualifications to sit on the Board include his expertise in international energy markets and extensive experience leading multi-national manufacturing operations.

Peter M. Wilver. Mr. Wilver has served as a member of the Company’s Board since February 2010. Mr. Wilver is Senior Vice President and Chief Financial Officer of Thermo Fisher Scientific Inc. (“Thermo Fisher”), a publicly-traded leading provider of laboratory products and services. Mr. Wilver joined Thermo Fisher, formerly Thermo Electron Corporation, in October 2000 as Vice President, Financial Operations, and was named Chief Financial Officer in October of 2004. Before joining Thermo Fisher, Mr. Wilver worked for General Electric, Grimes Aerospace Company, and Honeywell International (formerly AlliedSignal), where he most recently served as Vice President and Chief Financial Officer of the electronic materials business. We believe Mr. Wilver’s qualifications to sit on the Board include his experience in strategic planning and expertise in leading the financial and accounting functions of large, multi-national manufacturing companies.

Committees

Audit Committee. The Audit Committee, which consists of Messrs. Hayes, Wilver and O’Donnell, is directly responsible for overseeing the integrity of the Company’s financial statements and for the appointment, compensation, retention and oversight of the work of the firm of independent auditors (the “Auditors”) that audits the Company’s financial statements and performs services related to the audit. Among other responsibilities, the Audit Committee reviews the scope and results of the audit with the

Auditors, reviews with management and the Auditors the Company’s annual and quarterly operating results, considers the adequacy of the Company’s internal accounting procedures and controls, and considers the effect of such procedures on the Auditors’ independence. The Audit Committee also is responsible for overseeing the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. To satisfy these oversight responsibilities, the Audit Committee separately meets regularly with the Company’s Chief Financial Officer; Director of Internal Audit; Grant Thornton LLP, the Company’s independent auditors; and management. Pursuant to the requirements of the NYSE, the Audit Committee operates in accordance with a charter (the “Audit Committee Charter”), which is available on the Company’s website at www.circor.com under the “Investors” sub link. The Company will provide a hardcopy of the Audit Committee Charter to stockholders free of charge upon written request to the Company’s Secretary at the Company’s corporate headquarters. Each member of the Audit Committee is “independent,” as that term is defined in both the applicable listing standards of the NYSE and the rules of the SEC. Each member also meets the financial literacy requirements of the NYSE and, in addition, the Board has determined that at least two of the Committee’s members, Mr. Hayes and Mr. Wilver, are “audit committee financial experts” under the disclosure standards adopted by the SEC.

Compensation Committee. The Compensation Committee, which consists of Messrs. Brady, Hayes, and O’Donnell (all of whom have been affirmatively determined by the full Board to be independent directors), reviews and recommends the compensation arrangements for the Company’s Chief Executive Officer and for all other officers and senior level employees; reviews general compensation levels for other employees as a group; determines the awards to be granted to eligible persons under the Company’s Amended and Restated 1999 Stock Option and Incentive Plan (the “Equity Incentive Plan”); and takes such other action as may be required in connection with the Company’s compensation and incentive plans, including with respect to compensation and risk-management issues. To assist in satisfying these oversight responsibilities, the Compensation Committee has retained its own compensation consultant, Towers Watson & Co. (formerly Watson Wyatt Worldwide, Inc.) (“Towers Watson”), and meets regularly with management to understand the financial and human resources implications of the compensation decisions being made, as well as the impact such decisions have on stockholders. The Compensation Committee has the sole authority from the Board for the appointment, compensation and oversight of Towers Watson as the Company’s outside compensation consultant. Towers Watson’s fees for executive compensation consulting to the Compensation Committee in Fiscal Year 2011 were approximately $92,949. The executive compensation services provided include assisting in defining the Company’s executive compensation strategy, providing market benchmark information, supporting the design of incentive compensation plans and considering regulatory and governance guidelines.

During Fiscal Year 2011, Towers Watson was also retained by Company management to provide services unrelated to executive compensation, including actuarial, administrative, and compliance services relative to the Company’s retirement plans. The aggregate fees paid for those other services in Fiscal Year 2011 were approximately $109,151. The Compensation Committee neither reviewed nor approved the other services provided by Towers Watson, as those services were approved by management in the normal course of business. Based on the procedures employed by the Compensation Committee and Towers Watson, the Compensation Committee believes that the consulting advice it receives from Towers Watson is objective and not influenced by Towers Watson’s other relationships with the Company.

For additional discussion regarding the role of the compensation consultant, please see the section of this Proxy Statement titled “Compensation Discussion and Analysis.” The Compensation Committee operates in accordance with a charter (the “Compensation Committee Charter”), which is available on the Company’s website at www.circor.com under the “Investors” sub link. The Company also will provide a hardcopy of the Compensation Committee Charter to stockholders free of charge upon written request to the Company’s Secretary at the Company’s corporate headquarters.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which consists of Messrs. Brady and Wilver (each of whom has been affirmatively determined by the full Board to be independent directors), is responsible for establishing criteria for selection of new directors, identifying individuals qualified to become directors, and recommending candidates to the Board for nomination as directors. In addition, the Nominating and Corporate Governance Committee is responsible for recommending to the Board a set of corporate governance principles applicable to the Company, overseeing the evaluation of the Board and management, recommending to the Board appropriate levels of director compensation and, together with the Audit Committee, monitoring compliance with the Company’s Code of Conduct. The Nominating and Corporate Governance Committee operates in accordance with a charter (the “Nominating and Corporate Governance Charter”), which is available on the Company’s website at www.circor.com under the “Investors” sub link. The Company also will provide a hardcopy of the Nominating and Corporate Governance Charter to stockholders free of charge upon written request to the Company’s Secretary at the Company’s corporate headquarters.

Except for the availability of this Proxy Statement and the Form of Proxy for the 2012 Annual Meeting of stockholders, which are available for viewing, printing and downloading at www.proxy.circor.com, the information on the Company’s website is not part of this Proxy Statement.

Board and Committee Meetings

The following table sets forth the number of meetings held during Fiscal Year 2011 by the Board and by each committee thereof. Each of the directors attended at least 75% of the total number of meetings of the Board and of the committees of which he was a member during the time each such individual was a member of the Board.

Number of Meetings Held
Board of Directors	10
Audit Committee	4
Compensation Committee	4
Nominating and Corporate Governance Committee	3

Board Leadership Structure and Role in Risk Oversight: Chairman of the Board; Lead Independent Director; Communications with Independent Directors

The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer and couples this combined position with a separate lead independent director to further strengthen the Company’s governance structure. The Board believes this leadership model, together with all Board members (other than the Chairman) being independent, all key committees of the Board being comprised solely of, and chaired by, independent directors, and the Company’s established governance guidelines, provides an effective leadership structure for the Company. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and aligns corporate strategy with the Company’s day-to-day operations. In addition, to ensure effective independent oversight of the Company, the Board has adopted a number of governance practices, including a strong lead independent director role (as described below) and at least quarterly meetings of the independent directors of the Board.

Mr. Higgins was elevated to the position of President and Chief Executive Officer effective March 1, 2008 and elected to the position of Chairman of the Board effective February 25, 2009. In considering the election of Mr. Higgins to the position of Chairman of the Board, the independent members of the Board at that time considered whether to separate the roles of Chairman of the Board and Chief Executive Officer and decided not to do so. The independent directors believed that because Mr. Higgins was selected by the Board to manage the Company on a day-to-day basis as Chief Executive Officer, his direct involvement in the Company’s operations makes him uniquely qualified to lead the Board in effective decision-making and to efficiently align the Company’s day-to-day operations with the Board’s objectives.

The lead independent director presides over executive sessions of the independent directors on at least a quarterly basis (and from time to time as necessary) to review key decisions and discuss any issues that might more properly be raised independently from management. The lead independent director maintains close contact with the chairperson of each standing committee of the Board, serves as liaison between the Chairman of the Board and the independent directors, and consults with the Chairman regarding the agenda for Board meetings and scheduling to ensure there is sufficient time for discussion of agenda items. The lead independent director also oversees the Company’s policy on communications between stockholders or other interested parties and independent directors and has the authority to call meetings of the independent directors. In fact, recognizing there may be a circumstance where a stockholder or other interested party’s interest should be represented independent of management, one of the lead independent director’s key responsibilities is to receive, review and, where necessary, act upon direct communications from stockholders and other interested parties who wish to communicate with the Board on a confidential basis. The independent directors believe that Mr. Dietz’ extensive experience in corporate governance and legal matters and his twelve and one-half years of experience as a director of the Company qualify him to serve as lead independent director.

The Board has established a process through which interested parties, including stockholders, may communicate on a confidential basis with the independent directors, through the lead independent director. Specifically, confidential communications may be sent directly to the lead independent director at the following address: P.O. Box 146699, Boston, Massachusetts 02114.

Board Risk Oversight

We believe that our current Board leadership structure fosters appropriate risk oversight for the Company for a number of reasons, the most significant of which are discussed below. The Board is actively involved in oversight of risks that could affect the Company. This administration is coordinated primarily through the committees of the Board, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees (which are available on the Company’s website at

www.circor.com under the “Investors” sub link). The full Board, however, retains responsibility for the general oversight of risk. The Board satisfies this responsibility through full reports from each committee chair regarding the committee’s considerations and actions under its purview, as well as through regular reports directly from personnel of the Company responsible for oversight of particular risks within the Company. This process enables the Board and its committees to coordinate and supervise risk oversight, particularly with respect to risks that are overseen by different committees of the Board and different personnel within the Company. The executive sessions of the Board allow the independent directors to review key decisions and discuss matters in a manner that is independent of the Chief Executive Officer and, where necessary, critical of the Chief Executive Officer and senior management. In addition, all key committees of the Board are comprised solely of, and chaired by, independent directors.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, three Class I directors will be elected to serve until the annual meeting of Stockholders in 2015 and until each such director’s successor is duly elected and qualified or until each such director’s earlier death or resignation. The Nominating and Corporate Governance Committee has recommended, and the full Board has nominated, David F. Dietz, Douglas M. Hayes and Thomas E. Naugle, the current Class I directors, for re-election. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of Messrs. Dietz, Hayes and Naugle as directors. Messrs. Dietz, Hayes and Naugle have each agreed to stand for re-election and to serve, if re-elected, as directors. However, if any of Messrs. Dietz, Hayes and Naugle fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board may recommend.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES OF THE BOARD AS DIRECTORS OF THE COMPANY.

UNLESS OTHERWISE INSTRUCTED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES OF THE BOARD.

Vote Required For Approval

A quorum being present, each nominee shall be elected as a director of the Company if he receives the affirmative vote of a plurality of the votes cast.

MANAGEMENT

Executive Officers and Key Employees

Our executive officers and key employees, and their respective ages and positions as of March 19, 2012, are as follows:

Name	Age	Position
A. William Higgins	53	Chairman of the Board, President and Chief Executive Officer
Frederic M. Burditt	61	Vice President, Chief Financial Officer and Treasurer
Mahesh Joshi	51	Group President, Circor Energy Products
Wayne F. Robbins	60	Group President, Circor Flow Technologies
Michael R. Dill	46	Group Vice President, Circor Aerospace Products
Richard A. Broughton	45	Vice President, Chief Information Officer
Alan J. Glass	48	Vice President, General Counsel and Secretary
John F. Kober, III	42	Vice President, Corporate Controller and Assistant Secretary
Arjun Sharma	35	Vice President, Business Development
Brian S. Young	43	Vice President, Human Resources

A. William Higgins. Mr. Higgins has served as a member of the Board since March 2008 and was appointed as the Chairman of the Board effective February 25, 2009. Mr. Higgins has been employed as the Company’s Chief Executive Officer since March 1, 2008. He joined the Company as Executive Vice President and Chief Operating Officer in January 2005 and was elevated to the position of President and Chief Operating Officer in November 2006. Prior to joining the Company, Mr. Higgins spent 13 years in a variety of senior management positions with Honeywell International and AlliedSignal, most recently serving as Vice President and General Manager, Americas, for the Honeywell Building Solutions Business, and, prior to that, as Vice President and General Manager of the AlliedSignal Grimes Aerospace Business, General Manager of the AlliedSignal Aerospace Services Anniston Repair and Overhaul Business, and Director of East Asia Business Development for the Electronic Materials Business Unit. Mr. Higgins is also a member of the board of directors of Kaman Corporation, a publicly-traded manufacturer in the aerospace and industrial distribution markets. We believe Mr. Higgins’ qualifications to sit on the Board include his knowledge of the Company’s operational matters and competitors, as well as his extensive prior experience leading operations of large, diversified, and multi-national manufacturing companies.

Frederic M. Burditt. Mr. Burditt joined the Company in February 2008 and has since served as Vice President and Chief Financial Officer. He also served as Treasurer until March 1, 2012. For the seven previous years, Mr. Burditt served as Chief Financial Officer of Danaher Tool Group, a large division of Danaher Corporation (“Danaher”), a diversified manufacturer known for its world-class implementation of lean operating principles. Prior to joining Danaher in 2001, Mr. Burditt had served as Chief Financial Officer of MedSource Technologies, Inc., a contract medical device manufacturing and engineering services provider, and prior to that, he spent eighteen years in positions of increasing responsibility with The Stanley Works, including financial responsibility for their $2.5 billion manufacturing organization operating in 30 countries.

Mahesh Joshi. Mr. Joshi joined the Company as Group President, Circor Energy Products on February 7, 2012. Prior to Circor, Mr. Joshi served as President of Centrifugal Compression Division at Cameron International Corporation (“Cameron”). Mr. Joshi joined Cameron’s Centrifugal Compression Systems Division in December 2007 as Vice President. Prior to Cameron, Mr. Joshi spent 25 years with Ingersoll-Rand Company (“Ingersoll”) in a number of different roles, including as General Manager of India from 1982 to 1999 and General Manager of Ingersoll’s Global Compressors Business from 1999 to 2007. Mr. Joshi holds a BS degree in Mechanical Engineering from Delhi University in India, a Masters of Business Administration from Murray State University and a General Management Program certification from Duke University.

Wayne F. Robbins. Mr. Robbins was elevated to the position of Group President, Circor Flow Technologies on March 1, 2012. From August 1, 2008, Mr. Robbins was Group Vice President, Circor Flow Technologies, with overall responsibility for the then-combined Circor Instrumentation Technologies and Thermal Fluid Controls business units. Mr. Robbins joined the Company in March 2006 as Group Vice President, Circor Instrumentation Technologies and has over 31 years of experience in the fluid controls industry. From March 2002 to June 2005, Mr. Robbins was employed by Precision Castparts Corp. (“PCC”) where he served as President of PCC’s $350 million Flow Technologies Division until PCC sold the various companies comprising this division in 2005. From March 1994 to September 2001, he worked for DeZurik, Inc. (“DeZurik”), a $180 million manufacturer of industrial valves, actuators and instruments, serving first as Vice President Marketing/Research & Development and then as President. Prior to DeZurik, Mr. Robbins spent fifteen years in progressively more senior management positions with Fisher Controls, including six years in overseas assignments.

Michael R. Dill. Mr. Dill was elevated to Group Vice President, Circor Aerospace Products in April 2011. He is responsible for the Company’s world-wide aerospace business. He had previously served as Vice President, Business Development & Strategy for Circor Aerospace Products. Mr. Dill joined Circor Aerospace Products in 2009 from Parker Hannifin Corporation where he served as Business Unit Director, Fuel and Oil System Aerospace Products from 2007 to 2009. Prior to that, he was the Vice President and General Manager of Shaw Aero Devices, a manufacturer of fluid (fuel, lube, water, waste) system components, from 2002 to 2007. Mr. Dill, who earned a Bachelor of Industrial and Systems Management degree from the Georgia Institute of Technology, is an expert in lean manufacturing systems and operational excellence.

Richard A. Broughton. Mr. Broughton joined the Company in December 2006 as Vice President and Chief Information Officer. From June 2004 to December 2006, Mr. Broughton served as the Director, IT Strategy and Vice President, Information Technology for Dunkin’ Brands, Inc. From January 1997 to June 2004, he served as Chief Information Officer at Computerworld, Inc.

Alan J. Glass. Mr. Glass has served as Vice President, General Counsel and Secretary of the Company since February 2006. Prior to that he was General Counsel and Assistant Secretary from February 2003 to February 2006 and Corporate Counsel and Assistant Secretary from February 2000 to February 2003. Before joining the Company, Mr. Glass served as Corporate Counsel and Assistant Secretary of Wyman-Gordon Company, an aerospace manufacturer, from June 1996 to February 2000. Prior to that he spent seven years in private practice as a general corporate attorney.

John F. Kober, III. Mr. Kober was appointed Treasurer of the Company on March 1, 2012. Since February 2006, he has also served as Vice President, Corporate Controller and Assistant Secretary. Prior to that he was Vice President and Corporate Controller from September 2005 to February 2006 and Assistant Corporate Controller from April 2004 to September 2005. From November 2002 to April 2004, Mr. Kober was Director of Corporate Accounting at Manufacturers’ Services Limited, a global electronics manufacturer, where he had responsibility for the company’s internal and external accounting functions. Prior to joining Manufacturers’ Services Limited, he worked as a Manager for the public accounting firm of PricewaterhouseCoopers, where he focused on managing accounting due diligence engagements for various public and private company clients.

Arjun Sharma. Mr. Sharma has served as Vice President, Business Development of the Company since joining the Company in September 2009, overseeing the Company’s mergers and acquisitions and strategic planning functions. Prior to joining the Company, Mr. Sharma served as managing director at Global Equity Partners from January 2009 to September 2009, a venture capital and strategy consulting firm, where he was responsible for executing equity investments and leading client engagements on acquisitions, divestitures, and growth strategy. From 2007 to 2008, he was Director of Mergers and Acquisitions at Textron Inc., a $13 billion multi-industry company with a global network of aircraft, defense, industrial and finance businesses, where he was responsible for developing the company’s M&A strategy and leading acquisition and divestiture transactions. From 2002 to 2007, Mr. Sharma held various positions of increasing responsibility at SPX Corporation, a Fortune 500 multi-industry company, culminating in his appointment as Director of Corporate Development.

Brian S. Young. On October 7, 2011, Mr. Young was elevated to Vice President, Human Resources of the Company with overall responsibility for the global human resource function. Mr. Young joined the Company in 2010 as Director of Total Rewards. Mr. Young has more than nineteen years of human resource experience. Prior to joining the Company, Mr. Young was employed from 2003 through 2010 by Accellent Inc., a global manufacturer of medical devices where he was responsible for all aspects of human resource operations worldwide. Prior to 2003, Mr. Young was the Director of Corporate Human Resources at AM Communications Inc., a publically traded products and services company in the telecommunications industry. Mr. Young’s early career experience was in general human resource management with a specialization in training and development.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

The Company’s Code of Conduct includes our written policy that any proposed transaction, involving the Company or a subsidiary of the Company, in which a director has direct economic or beneficial interest shall be analyzed and reviewed first by the Nominating and Corporate Governance Committee of the Board for potential conflicts, and then by all of the members of the Board.

Related Person Transactions

As noted above under “Corporate Governance—Independence of Directors,” Mr. Dietz is a director of the Company and a partner at Goodwin Procter, a law firm that provides legal services to the Company. In Fiscal Year 2011, the Company paid Goodwin Procter approximately $1 million in legal fees and disbursements. The Company engages Goodwin Procter from time to time in the ordinary course of our business, on an arm’s length basis. Under NYSE rules, the Board determines annually, based on all of the relevant facts and circumstances and the recommendations of the Nominating and Corporate Governance Committee (excluding, when necessary, any members whose independence as a director is being evaluated), whether each director satisfies the criteria for independence and periodically evaluates related person transactions involving directors in connection with such process. In Fiscal Year 2011, the relationship described above was reviewed, considered and approved in the course of the Board’s annual review and determination of director independence, and after considering the fees paid by the Company to Goodwin Procter in proportion to Goodwin Procter’s overall revenues (less than one percent), as well as considering both the independent judgment that Mr. Dietz has exhibited during his twelve and one-half year tenure as a director and his ability to maintain such independent judgment, the Board determined that the relationship between Goodwin Procter and the Company does not compromise Mr. Dietz’ independence.

Other than as described above, during Fiscal Year 2011, the Company was not a party to any other transaction where the amount involved exceeded $120,000 and in which an executive officer, director, director nominee or 5% stockholder (or their immediate family members) had a material direct or indirect interest, and no such person was indebted to the Company.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Compensation Committee. In addition, none of the Company’s executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Board.

Risk Considerations in Our Compensation Program

The Compensation Committee reviewed the elements of our executive compensation program to consider whether our program encourages our executives to prudently manage enterprise risk and concluded:

•

our executive compensation is principally comprised of a mix of base salary, annual cash incentives and long-term equity grants, with the base salary component providing a guaranteed level of income that does not vary with performance;

•	performance targets used in determining performance-based annual incentive compensation are set to avoid creating incentives for excessive risk-taking with caps on the maximum awards;

•

our performance-based annual incentive compensation program includes the Management Stock Purchase Plan (“MSP”) which is designed to encourage long-term investment and discourage short-term risk taking by aligning the interests of our executives with those of our stockholders;

•	vesting schedules for stock options and restricted stock units (“RSUs”) cause our executives to have a significant amount of unvested awards at any given time;

•

share ownership guidelines set expectations for our directors and executive officers to hold a certain amount of our stock, such that an appropriate portion of each such person’s personal wealth is aligned with our long-term performance;

•	our claw-back policy mitigates risk; and

•	as a manufacturer and products distribution business, the goals by which our executives are measured and compensated are not as susceptible to “financial engineering.”

For the foregoing reasons, the Compensation Committee has concluded that the programs by which our executives are compensated strike an appropriate balance between short-term and long-term compensation and incentivize our executives to act in a manner that prudently manages enterprise risk. For more information regarding our compensation program, see the section of this Proxy Statement titled “Compensation Discussion and Analysis.”

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following Compensation Discussion and Analysis describes the material elements of our Fiscal Year 2011 compensation program and compensation paid thereunder. Most of the discussion relates to our “Named Executive Officers” for Fiscal Year 2011, who were:

A. William Higgins	Chairman, President and Chief Executive Officer
Frederic M. Burditt	Vice President, Chief Financial Officer and Treasurer
Wayne F. Robbins	Group President, Circor Flow Technologies
Michael R. Dill (1)	Group Vice President, Circor Aerospace Products
Alan J. Glass	Vice President, General Counsel and Secretary

(1)	Mr. Dill was promoted to Group Vice President, Circor Aerospace Products effective April 25, 2011.

The Compensation Committee makes all decisions for the total direct compensation of the Named Executive Officers based on the factors described below. The Compensation Committee is comprised solely of independent, non-employee directors. In addition, for Named Executive Officers other than the Chief Executive Officer, the Compensation Committee also considers the Chief Executive Officer’s recommendations.

Compensation Philosophy and Objectives

We believe that the most effective executive compensation program is one that is designed to attract, retain, and motivate highly qualified and talented executives and reward the achievement of specific annual, long-term and strategic goals that promote the profitable growth of the Company and improve stockholder value.

Fundamental Objectives of Executive Compensation. The Company’s current executive compensation programs are intended to achieve two fundamental objectives: (i) attracting and retaining qualified executives by offering compensation and benefits (including retirement benefits) that are competitive with those offered by industry peers; and (ii) motivating executives to achieve results that improve long-term organizational value by aligning executives’ interests with those of our stockholders. The Company believes that having executives hold a meaningful amount of unvested equity not only aligns executives’ long-term interests with those of our stockholders, but also serves as an effective retention tool.

Link Pay to Performance. We believe that an important portion of an executive’s total compensation should be “at-risk” incentive compensation, subject to the attainment of certain specific and measurable Company-wide performance goals and individual strategic objectives aligned with the Company’s long-terms strategic goals. Our compensation program links pay to performance by making an important portion of total executive compensation variable, or “at-risk,” through a performance-based annual bonus program. As performance goals are met or exceeded, executives are rewarded commensurately; conversely, if goals are not met, actual earned compensation is adversely impacted. The program also includes the granting of long-term incentive equity awards, including stock options and RSUs.

Material Elements of Executive Compensation. As described in more detail below, the material elements of the current executive compensation program for Named Executive Officers include a base salary, an annual bonus opportunity, a long-term incentive opportunity, retirement benefits and other personal benefits, and severance protection for certain actual or constructive terminations of the Named Executive Officers’ employment. We believe that each element of our executive compensation program helps us to achieve one or both of the compensation objectives noted above.

Transactions in Company Securities. The Company maintains an insider trading policy which prohibits hedging the economic risk of ownership of shares in the Company. No person who is considered an “insider” of the Company, which includes each of our named executive officers and directors, may directly or indirectly sell any securities of the Company that are not owned by the person at the time of the sale (short sale). Such persons also may not purchase or sell puts, calls, options or other derivative instruments in respect of the Company’s securities at any time without the approval of the Company’s Clearance Officer.

Improvements to Compensation Program. We have continued to improve our executive compensation program in several important respects. For example, we adopted a policy against entering into new or amended agreements with our executive officers providing for tax gross-ups in connection with compensatory arrangements, including change in control, severance or other ancillary benefits. We also adopted a policy against entering into agreements with our executive officers providing for extraordinary relocation benefits such as home buyouts. Recently, the Compensation Committee adopted a policy requiring that all new short-term incentive compensation and performance-based RSUs granted to executive officers be subject to a “claw-back” provision requiring repayment of the compensation and/or forfeiture of performance-based RSUs to the Company in the event of a material restatement of the Company’s financial results. Also, commencing in 2012, 34% of long-term equity incentive will be in the form of performance-based RSUs (which also will be subject to the claw-back provision), 33% of long-term equity incentive will be in the form of stock options, and 33% of long-term equity will be in the form of time-vested RSUs. As a result, 67% of long-term incentive will be performance-based.

Use of Compensation Consultants and Benchmarking Data

To assist the Compensation Committee in assessing and determining competitive compensation packages based on the foregoing objectives, beginning in 2006, we have engaged Towers Watson as an independent compensation consultant to conduct reviews of our total compensation program for the Chief Executive Officer and other key executives. For 2011, Towers Watson’s responsibilities also included reviewing and advising on director compensation levels. No member of the Compensation Committee or any Named Executive Officer has any affiliation with Towers Watson. Towers Watson is retained by both the Compensation Committee and the Company, but for purposes of executive compensation matters, it reports directly to the Compensation Committee. As discussed in the section of this Proxy Statement titled “Corporate Governance,” while Towers Watson provides services other than executive compensation consultation to the Company, the Compensation Committee believes that the compensation advice it receives from Towers Watson is objective and is not influenced by Towers Watson’s other relationships with the Company.

In order to develop appropriate executive compensation benchmarking data, Towers Watson has assisted the Compensation Committee in identifying a peer group comprised of the 14 companies listed below, whose executive compensation programs were analyzed for market-check purposes. The peer companies were primarily selected in order to include industrial manufacturing companies with which the Company competes for talent and which are roughly comparable to the Company in terms of market capitalization and/or revenue. The peer companies have industry classifications comparable to those of the Company; are U.S.-based, publicly-traded companies; and had median annual revenues of $722 million versus the Company’s $646 million based on the most recently available data at the time of the executive compensation analysis. The Compensation Committee utilized the following peer companies (collectively, the “Peer Group Companies”):

•	Ampco-Pittsburgh Corporation;

•	Badger Meter, Inc.;

•	CLARCOR Inc.;

•	Colfax Corporation;

•	Curtiss-Wright Corporation;

•	ESCO Technologies Inc.;

•	Esterline Technologies Corporation;

•	The Gorman-Rupp Company;

•	IDEX Corporation;

•	Kaydon Corporation;

•	Moog, Inc.;

•	Robbins & Myers, Inc.;

•	TriMas Corporation; and

•	Watts Water Technologies, Inc.

For Fiscal Year 2011, the Compensation Committee relied on executive compensation analysis performed by Towers Watson in Fiscal Year 2010. The reports provided by Towers Watson to the Compensation Committee compared the compensation of our most senior executive officers to that of the most senior executive officers at our Peer Group Companies. Towers Watson also provided the Compensation Committee with published compensation surveys. Data for the Peer Group Companies were derived from SEC filings made by the Peer Group Companies. Published survey data was compiled for the durable goods manufacturing industry for similarly sized organizations from the Towers Watson Data Services Report on Top Management Compensation and the Mercer Benchmark Survey-Executive.

How We Determine Executive Compensation (the “Compensation Process”)

Named Executive Officers Other than Our Chief Executive Officer

The Compensation Committee begins its executive compensation analysis by seeking assistance from the Company’s Chief Executive Officer and the Company’s Vice President of Human Resources in

developing an executive compensation proposal for the given year. In general, such proposal provides for cash, equity and total compensation for our executive officers that approximates the median of the Peer Group Companies and our industry group for each position. In reviewing the proposal, however, the Compensation Committee does not set executive compensation solely by reference to specific percentile or benchmark targets. Rather, while considering external competitive market practices, the Compensation Committee evaluates the proposal based on what it determines is necessary and appropriate to attract, motivate and retain the executives and to reward such executives for achieving specific annual, long-term and strategic goals that promote the profitable growth of the Company and enhance stockholder value. The Compensation Committee also considers the results of the Company’s talent review process, which evaluates the performance, experience, and future potential of each executive other than the Chief Executive Officer. With respect to each Named Executive Officer other than our Chief Executive Officer, the Compensation Committee considers the input of the Chief Executive Officer. In this regard, the Compensation Committee reviews the appropriateness of the recommendations of the Chief Executive Officer and accepts or modifies such recommendations as it deems appropriate.

As a result of the compensation philosophies described above, a significant percentage of total executive compensation is variable, or “at-risk,” because it is allocated to incentives tied to achievement of financial business results and Company strategic goals. There is no pre-established policy or target, however, for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviewed the benchmarking information provided by Towers Watson and considered input from the Company’s Vice President of Human Resources to determine the appropriate level and mix of incentive compensation in order to effectively create a strong link between pay and performance.

Our Chief Executive Officer

In establishing our Chief Executive Officer’s compensation, the Compensation Committee generally employs the same process as for our other Named Executive Officers except that it does not seek input from the Company’s Vice President of Human Resources. Instead, the Compensation Committee engages in a detailed review with our Chief Executive Officer of his performance during the past year with a focus on several factors, including (i) the Company’s financial performance against the pre-established budget; (ii) the progress of the Company toward achievement of its strategic plan; (iii) the progress made in attracting, retaining and further developing the Company’s key managerial talent; (iv) the progression in the Company’s development of a culture of continuous improvement and operational excellence; and (v) the creation of stockholder value.

Our Chief Executive Officer is not a member of the Compensation Committee and does not vote at Compensation Committee meetings. Although our Chief Executive Officer regularly attends Compensation Committee meetings, he is present only by invitation of the Compensation Committee and does not attend executive sessions or participate in deliberations regarding his own compensation.

The Role of Shareholder Say-on-Pay Votes.

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of shareholders held on May 4, 2011, approximately 80% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this strong level of support affirms shareholders’ support of the Company’s approach to executive compensation. Nevertheless, as we have discussed in this Compensation Discussion and Analysis under the heading “Improvements to Compensation Program,” the Compensation Committee has made important changes to our executive compensation program which demonstrate our ongoing commitment to aligning our executive compensation with the interests of our shareholders and current best practices. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Elements of Compensation

For the Fiscal Year 2011, the principal components of compensation for our Named Executive Officers were:

•	Base Salary;

•	Performance-Based Annual Incentive Compensation;

•	Long-Term Equity Incentive Compensation;

•	Retirement Benefits; and

•	Other Personal Benefits.

Base Salary

The Company provides the Named Executive Officers and other employees with a competitive base salary to compensate them for services rendered during the fiscal year. At the beginning of each fiscal year, the Compensation Committee generally reviews and adjusts the base salaries for each of the Company’s executives, with any adjustments to become effective on April 1st of the fiscal year at the same time that salary adjustments are made for most Company employees. Based on the Compensation Process, the Compensation Committee determined the appropriate base salary for each Named Executive Officer effective April 1, 2011 as follows:

Executive	2010 Base Salary ($)	2011 Base Salary ($)	Approximate Percent Change (%)
A. William Higgins	$550,000	$577,500	5.0
Frederic M. Burditt	315,000	330,750	5.0
Wayne F. Robbins	250,000	257,500	3.0
Michael R. Dill (1)	181,825	230,000	26.5
Alan J. Glass	228,000	234,840	3.0

(1)	The increase in Base Salary for Mr. Dill in 2011 reflects his promotion to Group Vice President, Circor Aerospace Products in April 2011.

Performance-Based Annual Incentive Compensation

Consistent with our philosophy of linking pay to performance and the principle that our executives should be motivated to improve stockholder value but not be encouraged to take unnecessary risks, we believe that an important portion of the overall cash compensation for executive officers should be “at risk,” or contingent upon the successful achievement of annual corporate goals that we believe will drive stockholder value. Therefore, our 2011 management bonus plan provided for a target cash bonus, achievement of which was dependent upon the attainment of certain performance goals. The actual target bonus for each executive officer was based on a percentage of the executive officer’s base salary. Based on its Compensation Process, the Compensation Committee set the target bonus awards for 2011 at the following percentages of base salary: 75% for Mr. Higgins, 55% for Mr. Burditt, 55% for Mr. Robbins, 45% for Mr. Dill and 40% for Mr. Glass. For each executive, the annual bonus may be less than or greater than the target bonus depending on the Company’s performance and the executive’s achievement of the predetermined goals. For example, minimum, target and maximum levels of achievement are pre-determined by the Compensation Committee with respect to each goal with respective payouts of 0%, 100% and 200%. Therefore, the maximum possible payout under the 2011 management bonus plan was 200% of the target bonus.

The Compensation Committee set the performance targets at what it believed to be aggressive yet achievable levels. The performance targets required the high performance and substantial commitment that we believe drive stockholder value. For Fiscal Year 2011, these goals for corporate executives fell into four categories: (i) Company-wide adjusted earnings per share; (ii) Company-wide adjusted net sales; (iii) days supply inventory; and (iv) a strategic objective component (with specific objectives aligned with the Company’s long-term strategic goals). The goals for group executives fell into four categories: (i) group-wide adjusted operating income; (ii) group-wide adjusted net sales; (iii) group-wide days supply inventory; and (iv) a strategic objective component (with specific objectives aligned with the Company’s long-term strategic goals). The Compensation Committee believed these goals to effectively balance the desire to generate short-term results with enhancement of the Company’s long-term organizational value.

The strategic objectives for our executive officers were determined at the beginning of the fiscal year in conjunction with our annual strategic objective deployment process. This process begins with the establishment of Company-wide annual goals aligned to the achievement of a longer term strategic plan designed to drive increased stockholder value. Once the Company-wide goals have been established, strategic objectives are developed for each executive officer that are intended to promote achievement of the Company-wide goals.

For Fiscal Year 2011, the Compensation Committee determined that the target goals and the measure of achievement of such goals for the strategic objectives component should be qualitative. As such, the determination of each executive officer’s achievement of such goals is the result of a subjective evaluation. With respect to all executives other than the Chief Executive Officer, the evaluation is performed by the Chief Executive Officer after discussion with the individual executives relative to their individual achievements and then submitted to the Compensation Committee for review and approval. With respect to the Chief Executive Officer, the evaluation is performed by the Compensation Committee after discussion with the Chief Executive Officer relative to his individual achievements.

Performance Targets, Weighting and Degree of Achievement. The following tables show each Named Executive Officer’s performance targets, the weighting and degree of achievement, as approved by the Compensation Committee. The metrics and measures presented in the tables below were derived and evaluated using internal criteria which do not entirely correlate with Generally Accepted Accounting Principles (“GAAP”) reported results. In particular, non-GAAP metrics adjust for the following items that were not included in the performance targets when they were established and are not related to the ongoing operating performance of the Company: certain asbestos litigation and bankruptcy-related costs for our Leslie Controls, Inc. (“Leslie”) subsidiary; the impact of certain current-year acquisitions; and fluctuations in currency exchange rates.

The following table shows the Fiscal Year 2011 performance targets, weighting and degree of achievement for Mr. Higgins.

Target Performance Range for Mr. Higgins

Company Goals	Weight	Threshold	Target	Maximum	Result	Payout Factor for Fiscal Year 2011
Adjusted Earnings Per Share	40%	$2.03	$2.71	$3.99	$2.51	71%
Adjusted Net Sales	20%	$655,685	$771,395	$887,104	$799,871	100%
Days Supply Inventory	20%	110.3	102.6	95.8	122.2	0%
Strategic Objectives	20%	(1)	(1)	(1)	(1)	145%

(1)	The Compensation Committee determined that the target goals and measure of achievement of the strategic objectives component should be qualitative.

For Fiscal Year 2011, Mr. Higgins’ individual strategic objectives included (i) implementing a robust acquisition integration process for mergers and acquisitions, (ii) establishing strategic relationships in key markets, (iii) enhancing customer capture capabilities, (iv) building out the Company’s infrastructure in India and (v) expanding the Company’s market in China and Brazil. After reviewing with Mr. Higgins the Compensation Committee’s assessment of his achievement toward these objectives, the Compensation Committee determined that the subjective level of achievement by Mr. Higgins warranted a payout factor of 145% for the strategic objectives component of the Fiscal Year 2011 incentive compensation.

The following table shows the Fiscal Year 2011 performance targets, weighting and degree of achievement for Mr. Burditt.

Target Performance Range for Mr. Burditt

Company Goals	Weight	Threshold	Target	Maximum	Result	Payout Factor for Fiscal Year 2011
Adjusted Earnings Per Share	40%	$2.03	$2.71	$3.99	$2.51	71%
Adjusted Net Sales	20%	$655,685	$771,395	$887,104	$799,871	100%
Days Supply Inventory	20%	110.3	102.6	95.8	122.2	0%
Strategic Objectives	20%	(1)	(1)	(1)	(1)	200%

(1)	The Compensation Committee determined that the target goals and measure of achievement of the strategic objectives component should be qualitative.

For Fiscal Year 2011, Mr. Burditt’s individual strategic objectives included (i) implementing robust financial due diligence, evaluation and integration processes for acquisitions, (ii) establishing capital structure necessary to finance acquisitions, (iii) providing corporate financial resources to build-out the Company’s infrastructure in India, and (iv) expanding the Company’s market in China and Brazil. After reviewing with Mr. Burditt his achievement toward these objectives, Mr. Higgins recommended and the Compensation Committee agreed that the subjective level of achievement by Mr. Burditt warranted a payout factor of 200% for the strategic objectives component of the Fiscal Year 2011 incentive compensation.

The following tables show the Fiscal Year 2011 performance targets, weighting and degree of achievement for Mr. Robbins.

Target Performance Range for Mr. Robbins

Circor Flow Technologies Group Goals (1)	Weight	Threshold	Target	Maximum	Result	Payout Factor for Fiscal Year 2011
Adjusted Operating Income	40%	$25,829	$34,438	$43,048	$38,056	142%
Adjusted Net Sales	20%	$244,576	$287,737	$330,898	$287,990	101%
Days Supply Inventory	20%	85.4	80.7	76.4	98.2	0%
Strategic Objectives	20%	(2)	(2)	(2)	(2)	150%

(1)	The bonus opportunity for Mr. Robbins for Fiscal Year 2011 was based on attainment of goals with a weighted average of certain measures with his group component.
(2)	The Compensation Committee determined that the target goals and measure of achievement of the strategic objectives component should be qualitative.

For Fiscal Year 2011, Mr. Robbins’ individual strategic objectives included (i) developing and implementing a common order process across Circor Flow Technologies (“CFT”) from identification of an opportunity to entry of order, (ii) benchmarking, developing and implementing CFT’s new product development process, and (iii) developing and implementing a process to improve acquisition identification and integration. After reviewing with Mr. Robbins his achievement toward these objectives, Mr. Higgins recommended and the Compensation Committee agreed that the subjective level of achievement by Mr. Robbins warranted a payout factor of 150% for the strategic objectives component of the Fiscal Year 2011 incentive compensation.

The following table shows the Fiscal Year 2011 performance targets, weighting and degree of achievement for Mr. Dill.

Target Performance Range for Mr. Dill

Circor Aerospace Group Goals (1)	Weight	Threshold	Target	Maximum	Result	Payout Factor for Fiscal Year 2011
Adjusted Operating Income	40%	$14,618	$19,491	$24,363	$12,926	0%
Adjusted Net Sales	20%	$120,735	$142,041	$163,347	$135,317	0%
Days Supply Inventory	20%	122	112.6	104.5	131.1	0%
Strategic Objectives	20%	(2)	(2)	(2)	(2)	175%

(1)	The bonus opportunity for Mr. Dill for Fiscal Year 2011 was based on attainment of goals with a weighted average of certain measures with his group component.
(2)	The Compensation Committee determined that the target goals and measure of achievement of the strategic objectives component should be qualitative.

For Fiscal Year 2011, Mr. Dill’s individual strategic objectives included (i) 10% organic growth in new business for Circor Aerospace, (ii) benchmarking, developing and implementing a new product development process, and (iii) consolidating the multiple brands and businesses under Circor Aerospace into one. After reviewing with Mr. Dill his achievement toward these objectives, Mr. Higgins recommended and the Compensation Committee agreed that the subjective level of achievement by Mr. Dill warranted a payout factor of 175% for the strategic objectives component of the Fiscal Year 2011 incentive compensation.

The following table shows the Fiscal Year 2011 performance targets, weighting and degree of achievement for Mr. Glass.

Target Performance Range for Mr. Glass

Company Goals	Weight	Threshold	Target	Maximum	Result	Payout Factor for Fiscal Year 2011
Adjusted Earnings Per Share	40%	$2.03	$2.71	$3.99	$2.51	71%
Adjusted Net Sales	20%	$655,685	$771,395	$887,104	$799,871	100%
Days Supply Inventory	20%	110.3	102.6	95.8	122.2	0%
Strategic Objectives	20%	(1)	(1)	(1)	(1)	145%

(1)	The Compensation Committee determined that the target goals and measure of achievement of the strategic objectives component should be qualitative.

For Fiscal Year 2011, Mr. Glass’ individual strategic objectives included (i) implementing and standardizing a process for acquisitions from letter of intent stage though due diligence, deal document negotiation and closing, (ii) supporting emerging growth market initiatives by establishing “go to” relationships with legal providers in India, Brazil and China, and (iii) implementing a robust company-wide anti-corruption policy and training program to minimize risks associated with corruption. After reviewing with Mr. Glass his achievement toward these objectives, Mr. Higgins recommended and the Compensation Committee agreed that the subjective level of achievement by Mr. Glass of these objectives warranted a payout factor of 145% for the strategic objectives component of the Fiscal Year 2011 incentive compensation.

Based on the Company’s results for Fiscal Year 2011, Messrs. Higgins, Burditt, Robbins, Dill and Glass earned $333,413, $160,953, $151,429, $31,399 and $72,211, respectively, under the 2011 management bonus plan. Such amounts, after giving effect to the MSP RSU deferral election described below, are reflected in Column (g) of the Summary Compensation Table on page 23. Such amounts represent 77%, 88%, 101%, 35% and 77% of the target bonus for Messrs. Higgins, Burditt, Robbins, Dill and Glass, respectively.

Management Stock Purchase Plan RSUs. In order to more closely align the interests of our executives with those of our stockholders, our executives are also eligible to participate in our MSP, which is designed to incentivize our executives to invest their own earned funds in equity of the Company. Under the MSP, which is a component of our Equity Incentive Plan, executives may make an advance election to receive RSUs in lieu of a specified percentage or dollar amount of such executive’s earned annual cash bonus. These RSUs awarded under the MSP are referred to as “MSP RSUs” in this proxy statement. Such MSP RSUs are issued on the basis of a 33% discount to the closing price of the Company’s Common Stock two trading days after the announcement of our annual results and generally vest in whole after a three-year period, at which time they are converted into shares of our Common Stock unless the executive previously has elected a longer deferral period. The three-year cliff vesting feature of these RSUs also serves as a retention tool for the Company because, with regard to unvested RSUs, a departing executive may lose the benefits associated with the discounted cost of such awards, as well as any further appreciation in stock price and accrued dividends. Dividends equal to any dividends paid on shares of our Common Stock are accrued to the account of a MSP RSU holder and are paid to the holder at the time such MSP RSUs are distributed. Based on elections made prior to December 31, 2010, for Fiscal Year 2011, Messrs. Higgins, Burditt, Robbins, Dill and Glass deferred 50%, 50%, 50%, 0% and 50% of their 2011 bonus amounts, respectively.

Long-Term Equity Incentives

The Company’s policy is that executives’ long-term equity compensation should promote both the long-term retention of key executives and improvements to stockholder value by aligning executives’ interests with those of our stockholders. The Company believes that having executives hold a meaningful amount of unvested equity not only aligns executives’ long-term interests with those of our stockholders, but also serves as an effective retention tool. For Fiscal Year 2011, the long-term equity incentives awarded to each of our executive officers were based on a percentage of the officer’s base salary. Through its Compensation Process, the Compensation Committee set the target amount of long-term equity awarded to our Named Executive Officers for 2011 at the following percentages of base salary: 125% for Mr. Higgins, 90% for Mr. Burditt, 70% for Mr. Robbins and 50% for Mr. Glass. With respect to Mr. Dill, prior to his promotion to Group Vice President, Circor Aerospace Products, Mr. Dill had participated in the Company’s long-term incentive program for non-executive employees under which he received an award of time-vested RSUs valued at 25% of his then base salary of $181,825 in 2011. In connection with his promotion, the Compensation Committee subsequently awarded him addition long-term equity valued at $165,000. This grant was comprised of 50% time-vested RSUs and 50% stock options.

In recent years, our long-term equity incentive program consisted of grants of a mixture of time-vested RSUs and “at risk” equity awards, which consisted of awards of performance-based RSUs (“Performance-Based RSUs”) the vesting of which was dependent upon the achievement of a targeted one-year return on invested capital (“ROIC”). After considering the macroeconomic conditions affecting the markets in which the Company operates and the mix of equity compensation awards granted by our Peer Group Companies to their executives, the Compensation Committee decided to grant a mix of RSUs and stock options. The Compensation Committee concluded that stock options with three-year cliff vesting would have more retention value and would more effectively balance incentive compensation and the interests of stockholders than would a measurement of one-year ROIC utilized in prior years.

Further, the Compensation Committee concluded that cliff vested stock options are true performance awards, as they only delivery value to our executives if our stock price increases during the term of the option. Accordingly, for Fiscal Year 2011, the Compensation Committee determined that 50% of the value of long-term equity incentive grants for executive officers should be in the form of time-vested RSUs and 50% of the value of such grants should be in the form of stock options.

The RSUs vest ratably over a three-year period from the date of grant and the stock options vest entirely three years from the date of grant. The amount of RSUs awarded to each Named Executive Officer was determined by dividing 50% of the amount of such Named Executive Officer’s long-term incentive award by the value of the Company’s Common Stock at the time of grant. The number of stock options awarded to each Named Executive Officer was determined by dividing 50% of the amount of such Named Executive Officer’s long-term equity incentive award by the grant date fair value of a stock option using the Black-Scholes option pricing model. The RSUs entitle the recipient to one share of our Common Stock for each RSU upon vesting. At the time of the RSU grant, the recipient may elect to defer receipt of shares upon vesting until a later date.

On a going-forward basis for 2012, the Compensation Committee has further improved our long-term equity incentive program as follows: (i) 33% of the value of long-term equity incentive grants for executive officers will be in the form of time-vested RSUs; (ii) 33% of the value of long-term equity incentive grants for executive officers will be in the form of stock options vesting pro-rata over a three-year period; and (iii) 34% of the value of long-term equity incentive grants for executive officers will be in the form of Performance-Based RSUs, the vesting of which is dependent on the Company meeting pre-established goals for adjusted return on invested capital and adjusted operating margin for Fiscal Year 2014. As a result, 67% of long-term equity incentive is performance-based.

Total Actual Earned Compensation and Relationship to Target Compensation as Set Forth in SEC-Required Summary Compensation Table and Related Tables

Based on the procedures and evaluation described above, the Compensation Committee determined the total compensation for each of our Named Executive Officers as set forth in the table immediately below. The column in the table immediately below titled “Actual Earned Total Compensation” reflects the compensation actually paid to our Named Executive Officers in respect of fiscal years 2011, 2010 and 2009 and is intended to assist stockholders in understanding the elements of total compensation as determined by the Compensation Committee. This information differs from the calculation of total compensation in accordance with the rules of the SEC. The “Summary Compensation Table” under the heading “COMPENSATION SUMMARY” reflects the SEC methodology. The following discussion describes the relationship between the amounts reported in the table immediately below and those amounts reported in the Summary Compensation Table and related tables. While the table immediately below is presented to explain how the Compensation Committee determines compensation, this table and its accompanying disclosure are not a substitute for the tables and disclosures required by the SEC’s rules. The tables and related disclosures required by the SEC rules begin on page 23.

Name and Principal Position	Year	Total Compensation ($)	Adjustment to Reflect Actual Earned MSP RSU Awards ($)	Adjustment to Reflect Actual Earned Performance-based RSU Awards ($)	Actual Earned Total Compensation ($)
A. William Higgins,	2011	$1,874.068	$(74,784)	$0	$1,799.284
Chairman, President and Chief Executive Officer	2010	1,875,821	53,448	0	1,929,269
	2009	1,833,205	(590,625)	(164,063)	1,078,517

Fredric Burditt,	2011	892,509	(31,410)	0	861,099
Vice President, Chief Financial Officer and Treasurer	2010	871,426	26,938	0	898,364
	2009	938,763	(123,750)	(67,500)	747,513

Wayne Robbins	2011	664,178	7,353	0	671,531
Group President, Circor Instrumentation Technologies	2010	638,966	103,541	0	742,506
	2009	546,702	(55,829)	(39,725)	451,148

Michael Dill (1)	2011	488,126	0	0	488,126
Group Vice President, Circor Aerospace Products

Alan Glass (1)	2011	535,506	(16,219)	0	519,288
Vice President, General Counsel & Corporate Secretary

(1)	Messrs. Dill and Glass were not Named Executive Officers in Fiscal Years 2009 and 2010.

Long-Term Equity Incentive Compensation. As to equity compensation, the column in the table above labeled “Adjustment to Reflect Actual Earned MSP RSU Awards” reflects the difference between (i) the aggregate grant date fair values of the MSP RSU awards actually earned by each Named Executive Officer for the respective fiscal years (as determined by the Compensation Committee) and (ii) the aggregate grant date fair value of each Named Executive Officer’s MSP RSU awards at the target levels pre-determined by the Compensation Committee, as reflected in the column of the Summary Compensation Table titled “Target MSP RSU Awards.” Similarly, with respect to Performance-Based RSUs, the column in the table above titled “Adjustment to Reflect Actual Earned Performance-Based RSU Awards” reflects the difference between (i) the aggregate grant date fair value of such awards actually earned by each Named Executive Officer (as determined by the Compensation Committee) for the respective fiscal years and (ii) the aggregate grant date fair value of each Named Executive Officer’s Performance RSU awards at the target levels pre-determined by the Compensation Committee, calculated in accordance with accounting guidance and reflected in the column of the Summary Compensation Table titled “Target Performance-Based RSU Awards.”

The Performance-Based RSUs paid in 2009 were made in shares of our Common Stock. Before a final determination was made by the Compensation Committee with respect to these Performance-Based RSUs, such equity awards were contingent on the Company’s performance against a pre-set targeted ROIC goal set by the Compensation Committee. The attainment of the ROIC goal resulted in the award of 100% of the shares covered by the applicable Performance-Based RSU grant. In the event the ROIC goal was achieved at levels above or below the target, the Compensation Committee determined the percentage of shares that was earned at various achievement levels below or above the targeted ROIC. Any shares of our Common Stock earned pursuant to any Performance-Based RSU grant are subject to ratable vesting over a four-year period from the date of the Performance-Based RSU grant.

Total Compensation and Total Compensation Actually Earned. The amounts disclosed in the table above in the column titled “Total Compensation” are the same as the amounts disclosed in the column of the Summary Compensation Table titled “Total.” The amounts disclosed in the table above under the heading “Actual Earned Total Compensation” and the amounts reported in column of the Summary Compensation Table titled “Total” differ in that the amounts in the “Actual Earned Total Compensation” column reflect the amount actually earned by each Named Executive Officer for the respective fiscal years. The difference between the values provided in the “Total” column of the Summary Compensation Table and those in the “Actual Earned Total Compensation” column in the table above can be determined by subtracting (i) the aggregate grant date fair value of MSP RSUs and Performance-Based RSUs at the target levels pre-determined by the Compensation Committee for such fiscal years from (ii) the aggregate grant date fair values of MSP RSUs and Performance-Based RSUs actually earned by each Named Executive Officer for the respective fiscal years. The differences between the target and actually earned amounts for MSP RSUs and Performance-Based RSUs are reflected for each Named Executive Officer in the table above in the columns titled “Adjustment to Reflect Actual Earned MSP RSU Awards” and “Adjustment to Reflect Actual Earned Performance-Based RSU Awards,” respectively.

Stock Ownership Guidelines

To further align the interests of the directors and executive officers of the Company with the interests of the stockholders, the Company has adopted Stock Ownership Guidelines for Directors and Executive Officers. These guidelines establish an expectation that, within a five-year period, each director and executive officer shall achieve and maintain an equity interest in the Company at least equal to a specified multiple of such individual’s annual base salary or director’s fee. The applicable multiples are as follows:

Position	Target
Chief Executive Officer	5x annual base salary
Chief Financial Officer	3x annual base salary
Group and Corporate Vice Presidents	2x annual base salary
Non-employee Director	3x value of annual retainer

In calculating an individual’s equity interest, credit is given for (i) the value of actual shares of Common Stock owned beneficially, (ii) the before-tax value of all vested stock options, and (iii) the before-tax value of all outstanding RSU awards (including those which the individual has received in lieu of either bonus compensation or an annual director’s retainer, as applicable). The calculation of an individual’s equity interest, however, does not include the value of any outstanding equity awards subject to risk of forfeiture by virtue of performance.

The following table provides the equity interest held by each of our Named Executive Officers as of March 5, 2012, determined in accordance with the terms of our Stock Ownership Guidelines and expressed as a multiple of each such executive’s base salary. Such amounts were calculated by multiplying the equity interest held by each Named Executive Officer by $33.21, the closing price of our common stock on March 5, 2012, and dividing such amount by the executive’s 2011 base salary. Michael Dill was subject to the Stock Ownership Guidelines as of April 25, 2011 when he was promoted to Group Vice President, Circor Aerospace Products.

Executive	Ownership Multiple	Target Compliance Date (1)
A. William Higgins	9.1x annual base salary	3/01/2013
Frederic M. Burditt	3.9x annual base salary	2/10/2013
Wayne F. Robbins	3.9x annual base salary	3/01/2011
Michael R. Dill	0.2x annual base salary	4/25/2016
Alan J. Glass	3.7x annual base salary	2/21/2011

(1)	The target compliance date is five years from the later of (i) the date of the Named Executive Officer’s commencement of employment with the Company, (ii) the date of the Named Executive Officer’s promotion to his current position requiring a higher target ownership multiple or (iii) February 21, 2006, the date the Stock Ownership Guidelines were originally adopted by the Board.

Retirement Benefits

Consistent with the Company’s philosophy that compensation should promote the long-term retention of key executives and be competitive with our industry peers, the Company sponsored a qualified noncontributory defined benefit pension plan for eligible salaried employees (the “Retirement Plan”). Based on a desire for cost and funding predictability and consultation with Towers Watson, as of July 1, 2006, we froze the accrued pension benefits of the Retirement Plan participants and closed the Retirement Plan to new participants. Under the revised Retirement Plan, participants generally do not accrue any additional benefits under the Retirement Plan after July 1, 2006 (although vesting for unvested participants continues until full vesting) and instead receive enhanced benefits associated with our defined contribution 401(k) plan described below. We also terminated our nonqualified noncontributory defined benefit supplemental plan for certain highly compensated employees (the “SERP”) in 2008 and paid out all vested benefits. Mr. Higgins forfeited participation in the SERP in exchange for an RSU award in connection with his appointment as our Chief Executive Officer effective March 1, 2008.

The Company maintains a defined contribution 401(k) plan in which substantially all of our U.S. employees, including our Named Executive Officers, are eligible to participate. In conjunction with the freeze of the Retirement Plan on July 1, 2006, and the enhancements to the qualified 401(k) plan, we implemented a nonqualified 401(k) excess plan in 2007 to provide benefits that would have otherwise been provided under the qualified 401(k) plan to certain participants but for the imposition of certain maximum statutory limits imposed on qualified plan benefits (for example, annual limits on eligible pay and contributions). Company employees, including the Named Executive Officers, who reach the maximum limits in the qualified 401(k) plan will generally be eligible for the 401(k) excess plan. As mentioned above, in connection with the freeze of the Retirement Plan on July 1, 2006, our employees receive enhanced benefits under our 401(k) plan. Each year, commencing with the fiscal year ended December 31, 2008, the Company makes an automatic core contribution on behalf of each participant equal to 2.5% of the participant’s compensation during the recently concluded fiscal year (regardless of whether the participant contributes to the plan). In addition, the Company makes an additional matching contribution on behalf of each participant equal to 50% of the first 5% of compensation contributed to the plan by the participant.

Severance and Change in Control Benefits

Severance Benefits

With the exception of Messrs. Higgins and Burditt, our executives are not entitled to any severance benefits upon a termination of employment unless in connection with a change in control. We believe that severance should be payable to Mr. Higgins, our Chief Executive Officer, if his employment is terminated by us without cause or by him for good reason and to Mr. Burditt, our Chief Financial Officer, if his employment is terminated by us without cause because the provision of cash severance benefits is consistent with the practices of our Peer Group Companies and provides each officer with financial security during a period of time when each is likely to be unemployed and seeking new employment. In exchange for the severance protection, Mr. Higgins has agreed to be bound by certain restrictive covenants, including non-compete and non-solicitation restrictions for a period of 24 months after termination of employment. The Compensation Committee believes that it is appropriate to provide severance protection in exchange for restrictive covenants that protect the Company.

For a description of the severance benefits provided to Messrs. Higgins and Burditt, see the section of this proxy statement titled “Severance and Other Benefits Upon Termination of Employment or Change in Control.”

Change in Control Benefits

We believe that the consideration of a change in control transaction will create uncertainty regarding the continued employment of our executive officers, including our Named Executive Officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to focus on seeking the best return for our stockholders and to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain, we provide our executive officers (including our Named Executive Officers) with severance benefits pursuant to a change of control agreement if their employment is terminated by us without cause or by the executive for good reason within twelve months following a change in control. Further, we believe that providing these executive officers with cash severance benefits upon certain terminations following a change in control is consistent with the practices of our Peer Group Companies and provides them with financial security during a period of time when they are likely to be unemployed and seeking new employment. In exchange for severance protection following a change in control, each of our executive officers (including our Named Executive Officers) has agreed to be bound by certain restrictive covenants, including a non-compete provision during the term of employment and for one year thereafter, regardless of the reasons for termination of employment.

For a description of the change in control benefits provided to the Company’s Named Executive Officers, see the section of this proxy statement titled “Severance and Other Benefits Upon Termination of Employment or Change in Control.”

Rationale for Limited Tax Gross-Up for Mr. Higgins

In 2010, the Company adopted a policy against entering into new or amended agreements with our executive officers providing for tax gross-ups in connection with compensatory arrangements, including change in control, severance or other ancillary benefits. However, pursuant to the terms of his change of control agreement and as further described in the section titled “Severance and Other Benefits Upon Termination of Employment or Change in Control,” Mr. Higgins is entitled to a tax gross-up payment for certain excise taxes payable in connection with severance and other benefits he receives in connection with a change in control occurring on or prior to December 31, 2013. With the assistance of Towers Watson and its pro-forma modeling, the Compensation Committee determined that the gross-up payment provision in Mr. Higgins’ change of control agreement was necessary to incentivize Mr. Higgins to accumulate equity in lieu of cash compensation prior to December 31, 2013. Because of Mr. Higgins’ relatively low cash compensation levels prior to his elevation to Chief Executive Officer in 2008, without such a provision, prior to December 31, 2013, Mr. Higgins would be incentivized to increase his cash compensation each year, rather than his equity awards, in order to reduce the amount of excise tax payments due in connection with a change in control prior to December 31, 2013. Mr. Higgins is the only executive entitled to a tax gross-up payment and this entitlement will expire at the end of 2013.

Other Personal Benefits

The Company provides the Named Executive Officers with certain limited other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the overall compensation program objective of enabling the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of these personal benefits provided to the Named Executive Officers. In 2011, Messrs. Higgins, Burditt, Robbins, Dill and Glass received annual car allowances totaling $15,600, $13,000, $8,615, $8,770 and $8,400 respectively. During 2011, with respect to our Chief Executive Officer and Chief Financial Officer, the Company paid for tax preparation and planning services. In addition, with respect to our Chief Executive Officer, annual dues associated with a country club membership of his choice. In the case of the country club membership fees, we believe this benefit to be appropriate in that it provides an appropriate forum for off-site business meetings, as well as customer and supplier entertainment.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility on the Company’s tax return of compensation over $1 million to any of the Named Executive Officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. The Company’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate rewards for their performance.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION AND

OTHER PAYMENTS TO THE NAMED EXECUTIVE OFFICERS

The following sections provide a summary of cash and certain other amounts we paid for Fiscal Year 2011 (and the preceding two fiscal years) to the Named Executive Officers. Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the Named Executive Officers for Fiscal Year 2011. Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the Compensation Discussion and Analysis above.

COMPENSATION SUMMARY

The following table details the compensation of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers during Fiscal Year 2011 (and the preceding two fiscal years). For a discussion of the material factors in determining executive compensation and the amounts presented below, see the Compensation Discussion and Analysis under the headings “Elements of Compensation” and “How We Determine Executive Compensation.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Cash Bonus ($) (1)	Target MSP RSU Awards ($) (2)	Target Performance- Based RSU Awards ($) (3)	All Other RSU Awards ($) (4)	Total Target Stock Awards ($) (5)	Option Awards ($) (6)	Non- Equity Incentive Plan Compen- sation ($) (7)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($) (8)	All Other Compen- sation ($) (9)	Total ($) (10)
(a)	(b)	(c)	(d)				(e)	(f)	(g)	(h)	(i)	(j)
A. William Higgins,	2011	$570,096	$40,000	$324,844	$–	$343,746	$668,590	$343,751	$166,707	$12,277	$72,647	$1,874,068
Chairman, President and Chief Executive Officer	2010	543,750	0	309,375	–	492,211	801,586	164,067	241,882	7,080	117,457	1,875,822
	2009	525,000	0	590,625	164,063	492,261	1,246,949	–	–	4,988	56,268	1,833,205

Fredric Burditt,	2011	326,510	40,000	136,434	–	141,804	278,238	141,748	80,477	–	35,996	892,509
Vice President, Chief Financial Officer and Treasurer	2010	311,250	0	155,925	–	202,522	358,447	67,507	81,272	–	52,950	871,426
	2009	300,000	0	123,750	67,500	202,560	393,810	–	–	–	244,952	938,762

Wayne F. Robbins,	2011	255,481	25,000	106,219	–	87,516	193,735	87,506	75,515	–	26,941	664,178
Group President, Circor Instrumentation Technologies	2010	244,250	0	112,500	–	119,158	231,658	39,732	96,018	–	27,308	638,966
	2009	227,000	0	110,663	39,725	119,242	269,630	–	24,492	–	25,580	546,702

Michael R. Dill,	2011	219,904	0	–	–	128,786	128,786	82,501	31,399	–	25,537	488,126
Group Vice President, Circor Aerospace Products

Alan J. Glass,	2011	232,998	30,000	70,452	–	57,096	127,548	57,007	36,156	29,279	22,519	535,506
Vice President, General Counsel and Secretary

(1)	The amounts shown in this column reflect special cash bonuses awarded by the Compensation Committee to Messrs. Higgins, Burditt, and Glass in the amounts of $40,000, $40,000, and $30,000, respectively. These one-time bonuses were in recognition of their contributions to the successful elimination of the Leslie Controls, Inc. asbestos liability through completion of a pre-negotiated bankruptcy reorganization process of Leslie. As to Mr. Robbins, this column reflects a one-time bonus of $25,000 in recognition of his efforts to assist the Energy Products Group following the resignation of the Group’s President.

(2)	The amounts in this column reflect the aggregate grant date fair values of MSP RSU awards at the Target value (as described below), calculated in accordance with accounting guidance. At the Maximum value (as described below), these values for Mr. Higgins would be: 2011 - $649,688; 2010 - $618,750; 2009 - $1,181,250; for Mr. Burditt: 2011 - $272,868; 2010 - $311,850; 2009 - $247,500; for Mr. Robbins: 2011 - $212,438; 2010 - $225,000; 2009 - $221,325; for Mr. Dill - 2011- $0; and for Mr. Glass: 2011 - $140,904.

The Target value of MSP RSUs (listed in column (g) of the 2011 Grants of Plan-Based Awards Table) is the extent of the Named Executive Officer’s election to receive MSP RSUs in lieu of a specified percentage or dollar amount of his cash bonus under our management bonus plan for the fiscal year shown, which we refer to as the election amount, and as described above in “Performance-Based Annual Incentive Compensation.” For Fiscal Year 2011, the election amounts for Messrs. Higgins, Burditt, Robbins, Dill and Glass were 50%, 50%, 50%, 0% and 50% respectively. For Fiscal Year 2010, the election amounts for Messrs. Higgins, Burditt, and Robbins were 50%, 60%, and 60%, respectively. For Fiscal Year 2009, the election amounts for Messrs. Higgins, Burditt and Robbins were 100%, 50% and 60%, respectively.

The Maximum value of MSP RSUs (listed in column (h) of the 2011 Grants of Plan-Based Awards Table) is 200% of the Target value. The Maximum value of MSP RSUs is earned if 200% of the performance goals are achieved under our management bonus plan for the fiscal year shown. The Maximum value reflects the Named Executive Officer’s election amount for the fiscal year shown.

MSP RSUs earned for Fiscal Year 2011 were issued as of March 5, 2012 and calculated by multiplying the Named Executive Officer’s incentive bonus and his election amount and dividing the product thereof by $21.95, which was 67% of $32.76, the closing price of our Common Stock on March 2, 2012, the trading day immediately preceding the award date.

The amounts reported in this column consist of the Target amount of MSP RSU awards made to the Named Executive Officers. The actual amounts earned by each Named Executive Officer differ from the target awards reported in this column, as described herein in the section titled “Total Actual Earned Compensation and Relationship to Target Compensation as Set Forth in SEC-Required Summary Compensation Table and Related Tables.”

(3)	The amounts in this column reflect the aggregate grant date fair values of Performance-Based RSU awards at the Target value (as described below), calculated in accordance with accounting guidance. At the Maximum value (as described below), these values for Mr. Higgins would be: 2009 - $246,094; for Mr. Burditt: 2009 - $101,250 and for Mr. Robbins: 2009 - $59,588. There were no Performance-Based RSU grants related to Fiscal Years 2011 and 2010.

The Target value of Performance-Based RSUs is earned if our ROIC goal is achieved for the fiscal year shown, as described above in “Total Actual Earned Compensation and Relationship to Target Compensation as Set Forth in SEC-Required Summary Compensation Table and Related Tables.” The maximum value of Performance-Based RSUs was 1.5 times the Target value, as described above in “Total Actual Earned Compensation and Relationship to Target Compensation as Set Forth in SEC-Required Summary Compensation Table and Related Tables.” The Maximum value of Performance-Based RSUs is earned if our actual ROIC achievement exceeds the target set by the Compensation Committee for the fiscal year shown.

The amounts reported in this column consist of the Target amount of Performance-Based RSU awards made to the Named Executive Officers. The actual amounts earned by each Named Executive Officer differ from the target awards reported in this column, as described herein in the section titled “Total Actual Earned Compensation and Relationship to Target Compensation as Set Forth in SEC-Required Summary Compensation Table and Related Tables.”

(4)	The amounts in this column reflect the aggregate grant date fair values of RSUs (listed in column (l) of the 2011 Grants of Plan-Based Awards Table), calculated in accordance with accounting guidance.

(5)	The amounts in this column reflect the total of the previous three columns (Target MSP Awards, Target Performance-Based RSU Awards and All Other RSU Awards), which are presented separately to enhance understanding. The amounts are the aggregate grant date fair values of awards granted in the fiscal year shown, computed in accordance with accounting guidance (excluding any risk of forfeiture for awards subject to performance conditions as per SEC regulations). For awards subject to performance conditions, the value shown is calculated at the Target value, as described above. For a discussion of the assumptions related to the calculation of the amounts in this column, please refer to Note 11 (“Share-Based Compensation”) to the Company’s audited consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2012.

(6)	The amounts shown in this column reflect the aggregate grant date fair value of stock in connection with stock options granted under the Equity Incentive Plan. For a discussion of the assumptions related to the calculation of the amounts in this column, please refer to Note 11 (“Share-Based Compensation”) to the Company’s audited consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2012. The stock options granted in Fiscal Year 2011 were granted on February 28, 2011 and vest entirely three years from such date.

(7)	The amounts in this column reflect the amounts of non-equity incentive awards paid for performance in the fiscal year shown. Such amounts do not include the amounts awarded in the form of RSUs as elected by the Named Executive Officers.

(8)	The amounts shown in this column reflect the aggregate change in actuarial present value of the Named Executive Officer’s accumulated benefit under our Retirement Plan from December 31, 2010 to December 31, 2011. There were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified. Present values as of December 31, 2011 are based on a 4.5% discount rate. All present values assume commencement at normal retirement age with no mortality before commencement and RP-2000.

(9)	See “2011 All Other Compensation Table” for specific items in this category.

(10)	The amounts in this column reflect the total of the following columns: Salary, Total Target Stock Awards, Option Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings, and All Other Compensation.

(11)	Messrs. Dill and Glass were not Named Executive Officers in Fiscal Years 2010 and 2009.

2011 All Other Compensation Table

Name	Perquisites and Other Personal Benefits ($) (1)	Tax Preparation and Financial Planning ($)	Insurance Premiums ($) (2)	Payments Relating to Employee Savings Plan ($) (3)	Other ($) (4)	Total ($)
(a)	(c)	(d)	(e)	(h)	(i)	(j)
A. William Higgins	$15,600	$16,684	$1,519	$19,719	$19,126	$72,647
Frederic M. Burditt	13,000	3,000	3,841	13,274	2,881	35,996
Wayne F. Robbins	8,400	–	3,841	12,937	1,763	26,941
Michael R. Dill	8,770	–	1,029	6,953	8,785	25,537
Alan J. Glass	8,400	–	1,069	11,056	1,994	22,519

(1)	The amounts shown in this column reflect each executive’s annual car allowance.
(2)	The amounts shown in this column reflect group term life insurance premiums paid on behalf of each executive.
(3)	The amounts shown in this column reflect Company matching contributions to the Named Executive Officer’s 401(k) savings account of 2.5% of pay up to the limitations imposed by IRS regulations, as well as non-qualified deferred compensation contributions discussed in the Retirement Benefits section of the Compensation Discussion & Analysis.
(4)	Mr. Higgins’ amount also includes country club membership fees of $9,041. Mr. Dill’s amount includes a payout of unutilized vacation time of $8,625. The remaining amounts for each Named Executive Officer reflect dividend equivalents paid on RSUs.

2011 Grants of Plan-Based Awards

The following table summarizes the grant of plan-based awards made to our Named Executive Officers in 2011. For a discussion of these grants please see the Compensation Discussion and Analysis under the headings “Performance-Based Annual Incentive Compensation” and “Long-Term Equity Incentives.”

Name	Type of Award (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or base Prices of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
A. William Higgins	RSU	2/28/2011	$ _	$ _	$ _	$ _	$ _	$ _	8,814	–	$39.00	$343,746
	Option	2/28/2011	–	–	–	–	–	–	–	19,893	–	343,751
	MSP RSU	2/28/2011	–	–	–	–	324,844	649,688	–	–	–	–
	MBP	2/28/2011	–	216,563	433,125	–	–	–	–	–	–

Frederic M. Burditt	RSU	2/28/2011	–	–	–	–	–	–	3,636	–	39.00	141,804
	Option	2/28/2011	–	–	–	–	–	–	–	8,203	–	141,748
	MSP RSU	2/28/2011	–	–	–	–	136,434	272,869	–	–	–	–
	MBP	2/28/2011	–	90,956	181,913	–	–	_	–	–	–	–

Wayne F. Robbins	RSU	2/28/2011	–	–	–	–	–	–	2,244	–	39.00	87,516
	Option	2/28/2011	–	–	–	–	–	–	–	5,064	–	87,506
	MSP RSU	2/28/2011	–	–	–	–	106,219	212,438	–	–	–	–
	MBP	2/28/2011	–	70,813	141,625	–	–	–	–	–	–	–

Michael R. Dill	RSU	2/28/2011	–	–	–	–	–	–	1,185	–	39.00	46,215
	RSU	8/29/2011	–	–	–	–	–	–	2,655	–	31.10	82,571
	Option	8/29/2011	–	–	–	–	–	–		5,987		82,501
	MSP RSU	2/28/2011	–	–	–	–	–	–	–	–	–	–
	MBP	2/28/2011	–	103,500	207,000	–	–	–	–	–	–	–

Alan J. Glass	RSU	2/28/2011	–	–	–	–	–	–	1,464	–	39.00	57,096
	Option	2/28/2011	–	–	–	–	–	–	–	3,299	–	57,007
	MSP RSU	2/28/2011	–	–	–	–	70,452	140,904	–	–	–	–
	MBP	2/28/2011	–	46,968	93,936	–	–	–	–	–	–	–

(1)	Type of award:
RSU = RSU award subject to time-based vesting only
Option = Stock option subject to time-based vesting only
MSP RSU = MSP RSU awards subject to performance conditions under management bonus plan
MBP = Cash award subject to performance conditions under management bonus plan
Each of these awards was granted under our Equity Incentive Plan. See Summary Compensation Table and the footnotes thereto for additional information on these types of awards.
(2)	MBP cash amounts were adjusted based on performance and were paid on or about March 9, 2012, to the extent achieved. The potential payouts of MBP awards are subject to performance conditions and are completely at risk. The amounts actually earned for Fiscal Year 2011 are reported in column (g) of the Summary Compensation Table.
(3)	MSP RSU awards were adjusted based on performance and were issued on or about March 5, 2012, to the extent achieved. The potential payouts of MSP RSU awards are subject to performance conditions and are completely at risk.
(4)	RSU awards were awarded on February 28, 2011 and August 29, 2011.
(5)	The exercise price of all Options is equal to the closing price of our Common Stock on the date of grant.
(6)	The amounts in this column reflect the aggregate grant date fair values of the RSU awards reflected in column (i), calculated in accordance with accounting guidance, and the aggregate fair value of the Option awards reflected in column (j) was estimated based on the fair market value on the date of grant and using the Black-Scholes option pricing model. On February 28, 2011 and August 29, 2011, the estimated fair market value per share subject to such stock options was $17.28 and $13.78, respectively.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1)	Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
	Exercisable	Unexercisable
(a)	(b)	(c)	(e)	(f)		(g)	(h)

A. William Higgins	27,800	–	$24.90	2/18/2015	–	–	–
	–	11,554	30.91	3/1/2020	–	–	–
	–	19,893	39.00	2/28/2021	2/26/2007	5,153	$181,952	(3)
	–	–	–	–	3/1/2008	3,294	116,311	(4)
	–	–	–	–	5/6/2008	20,096	709,590	(5)
	–	–	–	–	3/2/2009	11,072	390,952	(6)
	–	–	–	–	3/2/2009	3,150	111,227	(6)
	–	–	–	–	3/1/2010	10,616	374,851	(7)
	–	–	–	–	2/28/2011	8,814	311,222	(7)
	–	–	–	–	3/2/2009	46,528	1,642,904	(8)
	–	–	–	–	2/28/2011	9,257	326,865	(8)

Frederic M. Burditt	–	4,754	30.91	3/1/2020	–	–	–
	–	8,203	39.00	2/28/2021	–	–	–
	–	–	–	–	2/11/2008	3,244	114,546	(6)
	–	–	–	–	3/2/2009	4,556	160,872	(6)
	–	–	–	–	3/2/2009	2,734	96,538	(6)
	–	–	–	–	3/1/2010	4,368	154,234	(7)
	–	–	–	–	2/28/2011	3,636	128,387	(7)
	–	–	–	–	3/2/2009	15,620	551,542	(8)
	–	–	–	–	2/28/2011	4,665	164,721	(8)

Wayne F. Robbins	–	2,798	30.91	3/1/2020	–	–	–
	–	5,064	39.00	2/28/2021	–	–	–
	–	–	–	–	2/26/2007	2,705	95,514	(3)
	–	–	–	–	3/2/2009	2,682	94,701	(6)
	–	–	–	–	3/2/2009	1,654	58,403	(6)
	–	–	–	–	3/1/2010	2,570	90,747	(7)
	–	–	–	–	2/28/2011	2,244	79,236	(7)
	–	–	–	–	3/2/2009	8,373	295,651	(8)
	–	–	–	–	3/1/2010	1,774	62,640	(8)
	–	–	–	–	2/28/2011	5,512	194,629	(8)

Michael R. Dill	–	5,987	31.10	8/29/2021	–	–	–
	–	–	–	–	8/3/2009	1,064	37,570	(6)
	–	–	–	–	2/28/2011	1,185	41,842	(7)
	–	–	–	–	8/29/2011	2,655	93,748	(7)
	–	–	–	–	3/1/2010	33	1,165	(8)

Alan J. Glass	1,200	–	13.90	10/23/2012	–	–	–
	1,000	–	23.80	1/6/2014	–	–	–
	1,980	–	24.90	2/18/2015	–	–	–
	–	1,937	30.91	3/1/2020	–	–	–
	–	3,299	39.00	2/28/2021	–	–	–
	–	–	–	–	2/26/2007	1,748	61,722	(3)
	–	–	–	–	3/2/2009	1,858	65,606	(6)
	–	–	–	–	3/2/2009	1,070	37,782	(6)
					3/1/2010	1,780	62,852	(7)
					2/28/2011	1,464	51,694	(7)
					3/2/2009	1,997	70,514	(8)
					3/1/2010	314	11,087	(8)
					2/28/2011	2,047	72,280	(8)

(1)	All stock options listed in this column were granted pursuant to our Equity Incentive Plan and have a ten-year option term. All stock options except those granted in Fiscal Years 2010 and 2011 vest ratably 20% per year generally beginning on the first anniversary of the date of grant indicated below. The stock options grants on March 1, 2010, February 28, 2011 and August 29, 2011 all vest three years from such date.
(2)	The amounts shown in this column reflect the market value of unvested RSUs calculated by multiplying the number of such unvested RSUs by $35.31, the closing price of our Common Stock on December 30, 2011, the last trading day in 2011.
(3)	The amounts reflect the unvested portion of long-term incentive grants in the form of RSUs pursuant to our Equity Incentive Plan. Such grants generally vest ratably over a six-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.
(4)	Mr. Higgins received RSUs in connection with his elevation to Chief Executive Officer on March 1, 2008. Such RSU grants vests ratably over a five-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.
(5)	Mr. Higgins forfeited participation in the SERP in exchange for a RSU award in connection with his appointment as the Chief Executive Officer effective March 1, 2008. Such RSU grants vests ratably over a thirteen-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by Mr. Higgins.
(6)	The amounts reflect the unvested portion of long-term incentive grants in the form of RSUs pursuant to our Equity Incentive Plan. Such grants generally vest ratably over a four-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.
(7)	The amounts reflect the unvested portion of long-term incentive grants in the form of RSUs pursuant to our Equity Incentive Plan. Such grants generally vest ratably over a three-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.
(8)	The amounts reflect the unvested portion of MSP RSUs pursuant to the MSP provisions allowing executives to receive MSP RSUs in lieu of a specified percentage or dollar amount of their annual incentive cash bonus. Such MSP RSUs vest in whole on the date that is three years from the date of the grant, at which time they convert into shares of Common Stock unless the executive has selected a longer deferral period. Awards with a grant date of February 28, 2011 vest on February 28, 2014.

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2), (3)	Value Realized on Vesting ($) (4)
(a)	(b)	(c)	(d)	(e)
A. William Higgins (5)	–	$–	27,461	$1,124,206
Frederic M. Burditt (6)	–	–	9,073	385,910
Wayne F. Robbins (7)	–	–	6,851	278,622
Michael R. Dill (8)	–	–	532	22,876
Alan J. Glass (9)	1,200	33,216	5,222	211,557

(1)	All stock option exercises consisted of cashless exercises performed through open market transactions effected by a stock broker of the named executive’s choosing.
(2)	With respect to shares acquired upon vesting of RSUs, each Named Executive Officer elected to have shares withheld to pay associated income taxes. The number of shares reported represents the gross number prior to withholding of such shares.
(3)	As indicated in the notes below, in certain cases, the actual receipt of shares underlying vested RSUs may have been deferred pursuant to a previous election made by the Named Executive Officer. This table reports the number of shares vested regardless of whether distribution actually was made.
(4)	The amounts shown in this column reflect the value realized upon vesting of RSUs and MSP RSUs as follows: (i) for RSUs, the value realized upon vesting is determined by multiplying the number of RSUs vested (prior to withholding of any shares to pay associated income taxes) and the closing price of our Common Stock on the day prior to vesting and (ii) for MSP RSUs, the value realized upon vesting is determined by multiplying (a) the number of MSP RSUs vested (prior to withholding of any shares to pay associated income taxes) and (b) the difference between the closing price of our Common Stock on the day prior to vesting and the cost of the 2010 MSP RSUs.

(5)	Mr. Higgins had RSUs and MSP RSUs vest during 2011 as follows: 2,576 RSUs with a price of $39.00 on February 26, 2011; 1,646 RSUs with a price of $39.65 on March 1, 2011; 2,010 RSUs with a price of $41.93 on May 6, 2011; 5,536 RSUs with a price of $39.52 on March 2, 2011; 1,575 RSUs with a price of $39.52 on March 2, 2011; 5,308 RSUs with a price of $30.91 on April 1, 2011; and 8,810 MSP RSUs with a value of $39.00 on February 26, 2011.
(6)	Mr. Burditt had RSUs vest during 2011 as follows: 3,244 RSUs with a price of $42.90 on February 11, 2011; 2,278 RSUs with a price of $39.52 on March 2, 2011; 1,367 RSUs with a price of $39.52 on March 2, 2011 and 2,184 RSUs with a price of $47.02 on April 1, 2011.
(7)	Mr. Robbins had RSUs and MSP RSUs vest during 2011 as follows: 1,341 RSUs with a price of $39.52 on March 2, 2011; 827 RSUs with a price of $39.52 on March 2, 2011; 1,285 RSUs with a price of $47.02 on April 1, 2011 and 2,045 MSP RSUs with a price of $39.00 on February 26, 2011. Mr. Robbins has elected to defer receipt of 1,353 RSUs with a price of $39.00 on February 26, 2011 until February 26, 2013.
(8)	Mr. Dill had 532 RSUs vest during 2011 with a price of $43.00 on August 3, 2011.
(9)	Mr. Glass had RSUs and MSPs vest during 2011 as follows: 874 RSUs with a price of $39.00 on February 26, 2011; 929 RSUs with a price of $39.52 on March 2, 2011; 535 RSUs with a price of $39.52 on March 2, 2011; 890 RSUs with a price of $47.02 on April 1, 2011, and 1,994 MSP RSUs with a price of $39.00 on February 26, 2011. Mr. Glass exercised 1,200 on July 1, 2011 with an exercise price of $16.32 and a market price of $44.00.

2011 Pension Benefits

Prior to July 1, 2006, we maintained a Retirement Plan that was available to all U.S. employees who had attained age 21 and completed at least 1,000 hours of service in a specified twelve-month period. As of July 1, 2006, we froze the accrued pension benefits of the Retirement Plan participants and we closed the Retirement Plan to new participants. Under the revised Retirement Plan, participants generally do not accrue any additional benefits under the Retirement Plan after July 1, 2006 (although vesting for unvested participants continues until full vesting) and instead receive enhanced benefits associated with our defined contribution 401(k) plan described in the Compensation Discussion and Analysis section under the heading “Retirement Benefits.”

The assets of the Retirement Plan are maintained in a trust fund at an independent investment firm. The Retirement Plan is administered by a retirement plan committee comprised of Company executives appointed by the Board. The Retirement Plan provides for monthly benefits to, or on behalf of, each participant at age sixty-five and has provisions for early retirement after age 55 and five years of service and surviving spouse benefits after five years of service. Participants in the Retirement Plan who terminate employment prior to retirement with at least five years of service are vested in their accrued retirement benefit. The Retirement Plan is subject to the Employee Retirement Income Security Act of 1974, as amended. The normal retirement benefit for participants is an annuity payable monthly over the participant’s life. If the participant is married, he or she will receive a spousal joint and 50% survivor annuity, unless an election out is made. Generally, the annual normal retirement benefit is an amount equal to 1.67% of the participant’s final average compensation (as defined in the Retirement Plan), reduced by the maximum offset allowance (as defined in the Retirement Plan) multiplied by years of service (with a maximum of twenty-five years). Compensation recognized under the Retirement Plan for purposes of the calculation above generally includes base salary and annual bonus. Annual compensation in excess of an Internal Revenue Services-prescribed limit is disregarded for all purposes under the Retirement Plan.

The amounts reported in the following table equal the present value of the accumulated benefit at December 31, 2011, for the Named Executive Officers under the Retirement Plan.

Name	Number of Years Credited Service (#) (1) (2)	Present Value of Accumulated Benefit ($) (3)	Payments During Last Fiscal Year ($)
(a)	(c)	(d)	(e)
A. William Higgins	2	$50,685	–
Frederic M. Burditt	–	–	–
Wayne F. Robbins	–	–	–
Michael R. Dill	–	–	–
Alan J. Glass	7	107,589	–

(1)	Participants are eligible for the Retirement Plan if they are at least 21 years of age and were hired before February 1, 2006. Participants are eligible for early retirement under the Retirement Plan at age fifty-five with five years of vested service.
(2)	A full year of service is earned in plan years where the participant worked over 1,000 hours. Partial years of service are granted for years where the participant worked less than 1,000 hours. There have been no ad hoc additional years of service granted to any participants. No additional years of service have been earned under the Retirement Plan after June 30, 2006 when that plan was frozen.
(3)	The present value of accumulated benefits is calculated based on the same assumptions as noted in Note 13 (“Employee Benefit Plans”) to the Company’s audited consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2012.

2011 Nonqualified Deferred Compensation

We implemented a nonqualified 401(k) plan in 2007 to provide benefits that would have otherwise been provided to participants in our 401(k) plan but for the imposition of certain maximum statutory limits imposed on qualified plans, such as annual limits on eligible pay and contributions. Under the 401(k) plan, we provide a core contribution equal to 2.5% of a participant’s compensation and a matching contribution equal to 50% of the first 5% of compensation contributed to the plan by the participant, and we made the same contributions to the nonqualified 401(k) plan but only with respect to compensation in excess of the pay limit. In 2011, the annual limit on eligible pay was $245,000 and the annual limit on contributions was $49,000. Any contribution credits that we provide to participants under the nonqualified 401(k) plan are invested, at the discretion of plan participants, in one or more mutual funds selected by the plan participants. The same twenty-four mutual funds that we make available under our 401(k) plan are also available under the nonqualified 401(k) plan and there are no minimum or guaranteed rates of return to the participants on such investments. Distributions from the nonqualified 401(k) plan are made in a lump sum upon a participant’s separation from service.

We also permit the grantees of our RSUs to defer the settlement of their units beyond the vesting date. The deferral period is a stated period of years selected in advance by the grantee. If the grantee’s employment terminates before the end of the deferral period for reasons other than retirement, the RSUs will be settled in shares of our Common Stock upon termination of employment. If the grantee retires before the end of the deferral period, the RSUs will be settled in shares of our Common Stock at the end of the deferral period. During the deferral period, any dividends that would otherwise be paid on the deferred RSUs accumulate in cash and will be paid out at the same time that the deferred RSUs are settled.

Under either deferred compensation arrangement, if distribution is made on account of separation from service, the distribution will be delayed by six months if the participant is considered a specified employee within the meaning of Section 409A of the Internal Revenue Code.

The following table outlines employee and employer contributions to each deferred compensation arrangement for Fiscal Year 2011. The table also includes earnings or losses during Fiscal Year 2011, and the aggregate balances as of December 31, 2011.

Nonqualified Deferred Compensation

Name (a)		Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c) (1)	Aggregate Earnings /(Loss) in Last FY ($) (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at Last FYE ($) (f) (2)
A. William Higgins	Nonqualified 401(k)	$–	$7,469	$(83)	$–	$66,277
Fred Burditt	Nonqualified 401(k)	–	1,649	(292)	–	11,389
Wayne F. Robbins	Nonqualified 401(k)	–	1,656	2	–	11,463
	RSUs	52,806	–	(33,302)	–	190,992
Michael R. Dill	Nonqualified 401(k)	–	17	–	–	17
Alan J. Glass	Nonqualified 401(k)	–	162	802	–	9,079

(1)	These amounts are disclosed in the Summary Compensation Table under “All Other Compensation.”
(2)	These amounts include employer contributions that have been reflected in the Summary Compensation Table in this Proxy Statement and in previous proxy statements.

SEVERANCE AND OTHER BENEFITS UPON

TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide our Named Executive Officers (and other executive officers) with severance protections that are consistent with the severance protections offered by our Peer Group Companies. The following section describes the particular benefits that may become payable to our Named Executive Officers depending on the circumstances surrounding their termination of employment with us. In calculating the amount of any potential payments to our Named Executive Officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on December 31, 2011 and that the price per share of our common stock is equal to $35.31, the closing price on December 30, 2011, the last trading day in 2011.

Severance Benefits—Termination of Employment Other than in Connection with Change in Control

With the exception of Messrs. Higgins and Burditt, our executives are not entitled to any benefits upon a termination not in connection with a change in control. In connection with the elevation of Mr. Higgins to Chief Executive Officer in 2008, the Company entered into a severance agreement with Mr. Higgins as of March 24, 2008. Under the terms of Mr. Higgins’ severance agreement, in the event his employment is terminated during the employment term either by the Company other than for “Cause,” “Death” or “Disability” or by Mr. Higgins for “Good Reason” (as those terms are defined in the severance agreement), Mr. Higgins will be entitled to severance pay that generally includes: (i) an amount equal to two times the sum of Mr. Higgins’ then effective base salary and target bonus opportunity; (ii) an amount equal to the product of (a) the bonus compensation Mr. Higgins would have received had he remained with the Company through the entire fiscal year in which the date of termination occurs, times (b) a fraction the numerator of which is the number of calendar days elapsed in the fiscal year as of the termination date and the denominator of which is 365; such amount shall be paid at such later time as bonus payments for the fiscal year in question are generally paid; and (iii) the option to continue medical and dental insurance for a period of up to eighteen months from the termination date or as otherwise provided by law under COBRA. Mr. Higgins’ severance agreement provides that for a period of twenty-four months after termination of his employment, he will not compete with the Company or solicit for employment or otherwise hire any employee of the Company. Mr. Higgins’ severance agreement further provides that he may not disclose any confidential information to anyone outside of the Company and conditions his receipt of the benefits described above on his signing a release of claims satisfactory to the Company. If Mr. Higgins’ employment was terminated without “Cause” or by Mr. Higgins for “Good Reason” on December 31, 2011, the last business day of the fiscal year, and such termination was not in connection with a change in control, Mr. Higgins would have been entitled to severance in the amount of $2,021,250, a bonus equal to $333,413, and the payment of health insurance premiums for a period of eighteen months of approximately $24,427.

The offer letter given to Mr. Burditt in connection with his retention in February 2008 as Chief Financial Officer entitles him to severance equal to his annual base salary in the event he is terminated without “Cause” by the Company. If Mr. Burditt’s employment was terminated by the Company without “Cause” on December 30, 2011, the last business day of the fiscal year, and such termination was not in connection with a change in control, Mr. Burditt would have been entitled to severance in the amount of $330,750.

Severance Benefits—Termination of Employment in Connection with Change in Control

Amended and Restated Change of Control Agreement with Mr. Higgins

In connection with the elevation of Mr. Higgins to Chief Executive Officer in 2008, the Company entered into an amended and restated executive change of control agreement with Mr. Higgins, effective as of March 1, 2008. This agreement provides that, in the event Mr. Higgins’ employment is terminated within twelve months of a change in control by the Company without “Cause” or by Mr. Higgins for “Good Reason” (as those terms are defined in the change of control agreement), Mr. Higgins will be entitled to severance pay that generally includes: (i) an amount equal to three times the sum of (a) Mr. Higgins’ current base salary and (b) his highest annual incentive compensation received in any of the three immediately preceding fiscal years (excluding any sign-on bonus, retention bonus or any other special bonus); (ii) the payment of such health insurance premiums as may be necessary to allow him and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years; and (iii) the payment of expenses incurred in leasing an automobile (at least equal to the car allowance received prior to termination) for a period of two years. Additionally, in the event of a change in control that occurs after

December 31, 2013, if Mr. Higgins would receive a greater economic benefit by receiving payments up to the maximum amount that would not require the payment of excise taxes instead of the full amounts due to him from the Company, his change of control agreement provides that the aggregate payments to Mr. Higgins will be reduced to the maximum amount that would not require the payment of excise taxes. However, in the event a change in control occurs on or prior to December 31, 2013 and the severance payments due to Mr. Higgins exceed 110% of the maximum amount that would not require payment of excise taxes, Mr. Higgins will receive an additional gross-up payment so that the net amount of such payment (after taxes) is sufficient to pay the excise tax, if any, due under the Internal Revenue Code in respect of the payments otherwise to be made by the Company. In the event a change in control occurs on or prior to December 31, 2013 and the severance payments due to Mr. Higgins do not exceed 110% of the maximum amount that would not require payment of excise taxes, the aggregate payments to Mr. Higgins will be reduced to the maximum amount that would not require the payment of excise taxes. Mr. Higgins’ change of control agreement also provides that in consideration of the benefits provided thereunder, during the term of his employment and for one year thereafter, regardless of the reasons for termination of employment, he will not compete with the Company.

Change of Control Agreements with Other Named Executive Officers

The Company has also entered into change of control agreements with our executive officers, including our Named Executive Officers, which are substantially identical (except with respect to Mr. Higgins’ agreement, as described above) and provide for certain benefits to be paid to such executive officers in connection with a termination of employment with the Company under the circumstances described below.

If within 12 months after a change in control, an executive officer’s employment is terminated by the Company without “Cause” or such executive officer terminates his employment for “Good Reason” (as those terms are defined in the change of control agreements), such executive officer will be entitled to severance pay that generally includes: (i) an amount equal to two times the sum of (a) such executive officer’s current base salary and (b) the highest annual incentive compensation received by such executive officer in any of the three immediately preceding fiscal years (excluding any sign-on bonus, retention bonus or any other special bonus); (ii) the payment of such health insurance premiums as may be necessary to allow them and their spouses and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years; and (iii) for Mr. Burditt, the payment of expenses incurred in leasing an automobile (at least equal to the car allowance received prior to termination) for a period of two years. In the event of a change in control, the aggregate amount payable to our executive officers (including our Named Executive Officers) by the Company may, in certain instances, trigger the payment of excise taxes under the Internal Revenue Code. In the event that the applicable executive officer (including our Named Executive Officers), except for Mr. Higgins in the event a change in control occurs on or prior to December 31, 2013 as described above, would receive a greater economic benefit by receiving payments up to the maximum amount that would not require the payment of excise taxes instead of the full amounts due from the Company, the change of control agreements provide that the aggregate payments to our executive officers will be reduced to the maximum amount that would not require the payment of excise taxes. The change of control agreements provide that in consideration of the benefits provided thereunder, during the term of employment and for one year thereafter, regardless of the reasons for termination of employment, the executive officer will not compete with the Company.

Other Benefits Received in Connection with a Change in Control

The change of control agreements with our executive officers, including our Named Executive Officers, also provide for the immediate acceleration of vesting of all stock options and other stock-based awards (including RSUs) in the event of a change in control, notwithstanding whether the executive has been terminated in connection therewith.

The following tables list the estimated amounts that the Named Executive Officers would have become entitled to under a change of control agreement for the Named Executive Officers had their employment with the Company terminated on December 30, 2011 under circumstances described above:

Payments and Benefits	Termination after Change-in-Control
A. William Higgins
Cash Severance (1)	$3,183,792
Stock Options (2)	$50,838
Restricted Stock Units (3)	$3,140.039
Health Care Benefits (4)	$32,570
Other Perquisites (5)	$31,200
Tax Gross-Up (6)	$1,490,446
Total	$7,928,885

(1)	This amount reflects payment to Mr. Higgins that would be equal to three times the sum of (i) his then effective base salary and (ii) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.
(2)	This amount reflects the incremental value to which Mr. Higgins would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $35.31 on December 30, 2011 (the last trading day of 2011).
(3)	This amount reflects the incremental value to which Mr. Higgins would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $35.31 on December 30, 2011 (the last trading day of 2011), less the applicable basis with respect to MSP RSUs.
(4)	This amount reflects payment to Mr. Higgins that would be equal to the cost of the health insurance premiums necessary to allow Mr. Higgins, his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.
(5)	This amount reflects payment to Mr. Higgins that would be equal to the cost of his then effective monthly car allowance for a period of two years from the date of termination.
(6)	This amount reflects a tax gross-up payment to which Mr. Higgins would be entitled in connection with his termination and the payment of the above amounts.

Payments and Benefits	Termination after Change-in-Control
Frederic M. Burditt
Cash Severance (1)	$1,067,862
Stock Options (2)	$20,918
Restricted Stock Units (3)	$1,016,289
Health Care Benefits (4)	$32,570
Other Perquisites (5)	$26,000
Tax Cutback	$–
Total	$2,163,639

(1)	This amount reflects payment to Mr. Burditt that would be equal to two times the sum of (i) his then effective base salary and (ii) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.
(2)	This amount reflects the incremental value to which Mr. Burditt would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $35.31 on December 30, 2011 (the last trading day of 2011).
(3)	This amount reflects the incremental value to which Mr. Burditt would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $35.31 on December 30, 2011 (the last trading day of 2011), less the applicable basis with respect to MSP RSUs.
(4)	This amount reflects payment to Mr. Burditt that would be equal to the cost of the health insurance premiums necessary to allow Mr. Burditt, his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.
(5)	This amount reflects payment to Mr. Burditt that would be equal to the cost of his then effective monthly car allowance for a period of two years from the date of termination.

Payments and Benefits	Termination after Change-in-Control
Wayne F. Robbins
Cash Severance (1)	$995,090
Stock Options (2)	$12,311
Restricted Stock Units (3)	$895,497
Health Care Benefits (4)	$32,570
Tax Cutback (5)	$(216,916)
Total	$1,680,113

(1)	This amount reflects payment to Mr. Robbins that would be equal to two times the sum of (i) his current base salary and (ii) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.
(2)	This amount reflects the incremental value to which Mr. Robbins would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $35.31 on December 30, 2011 (the last trading day of 2011).
(3)	This amount reflects the incremental value to which Mr. Robbins would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $35.31 on December 30, 2011 (the last trading day of 2011), less the applicable basis with respect to MSP RSUs.
(4)	This amount reflects payments to Mr. Robbins that would be equal to the cost of the health insurance premiums necessary to allow Mr. Robbins and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.
(5)	This amount represents a reduction in the payments to Mr. Robbins that would be required in order to avoid the imposition of any excise taxes under Section 4999 of the Internal Revenue Code.

Payments and Benefits	Termination after Change-in-Control
Michael Dill
Cash Severance (1)	$565,900
Stock Options (2)	$25,205
Restricted Stock Units (3)	$173,645
Health Care Benefits (4)	$32,570
Tax Cutback (5)	$(79,399)
Total	$717,922

(1)	This amount reflects payment to Mr. Dill that would be equal to two times the sum of (i) his current base salary and (ii) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.

(2)	This amount reflects the incremental value to which Mr. Dill would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $35.31 on December 30, 2011 (the last trading day of 2011).
(3)	This amount reflects the incremental value to which Mr. Dill would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $.35.31 on December 30, 2011 (the last trading day of 2011), less the applicable basis with respect to MSP RSUs.
(4)	This amount reflects payments to Mr. Dill that would be equal to the cost of the health insurance premiums necessary to allow Mr. Dill and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.
(5)	This amount represents a reduction in the payments to Mr. Dill that would be required in order to avoid the imposition of any excise taxes under Section 4999 of the Internal Revenue Code.

Payments and Benefits	Termination after Change-in-Control
Alan J. Glass
Cash Severance (1)		$767,120
Stock Options (2)		$8,523
Restricted Stock Units (3)		$343,832
Health Care Benefits (4)		$32,570
Tax Cutback (5)	$
Total		$1,152,045

(1)	This amount reflects payment to Mr. Glass that would be equal to two times the sum of (i) his current base salary and (ii) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.
(2)	This amount reflects the incremental value to which Mr. Glass would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $35.31 on December 30, 2011 (the last trading day of 2011).
(3)	This amount reflects the incremental value to which Mr. Glass would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $35.31 on December 30, 2011 (the last trading day of 2011), less the applicable basis with respect to MSP RSUs.
(4)	This amount reflects payments to Mr. Glass that would be equal to the cost of the health insurance premiums necessary to allow Mr. Glass and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.
(5)	This amount represents a reduction in the payments to Mr. Glass that would be required in order to avoid the imposition of any excise taxes under Section 4999 of the Internal Revenue Code.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Further, each director is reimbursed for reasonable travel and other expenses incurred in attending meetings. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. Directors are subject to the “Stock Ownership Guidelines” described above.

Currently, our non-employee directors will receive cash compensation as follows, on an annual basis, unless otherwise noted:

Annual Retainer	$40,000
Chairman Fee (Audit Committee)	$10,000
Chairman Fee (Compensation Committee)	$7,500
Chairman Fee (Nominating and Corporate Governance Committee)	$5,000
Lead Independent Director	$10,000
Meeting Attendance (all Committee and other meetings of the Board)	$1,200
Telephonic Meetings (all Committee and other meetings of the Board)	$1,000

Directors also are eligible to receive an annual equity incentive grant under our Equity Incentive Plan. Currently, the targeted value of such grant is $50,000. As a result, with respect to the most recent grants which were made on March 5, 2012, each non-employee director received a grant of 1,527 RSUs which are convertible into shares of Common Stock on a one-for-one basis and which vest in equal one-third portions over a three-year period. The number of RSUs was determined by dividing $50,000 by the closing price of our Common Stock on the trading day immediately preceding the award date. At his election, each director, under the MSP, may elect to defer all or part of such director’s annual cash retainer for the purchase of MSP RSUs at a 33% discount from the closing price of our Common Stock on the date of the fee payments. Those directors who are our employees do not receive compensation for their services as directors.

The table below summarizes the compensation paid by the Company to non-employee directors for Fiscal Year 2011.

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)
Jerome D. Brady	$30,700	$110,000	0	$460	$141,160
David F. Dietz	$29,600	$110,000	0	$2,399	$141,999
Douglas M. Hayes	$38,000	$110,000	0	$1,012	$149,012
Thomas E. Naugle	$23,200	$110,000	0	$460	$133,660
Peter M. Wilver	$66,700	$50,000	0	$81	$116,781
C. William Zadel (5)	$21,600	$110,000	0	$3,724	$135,324
John (Andy) O’Donnell	$5,800	$50,000	0	0	$55,800

(1)	The amounts shown in this column reflect the fees paid in Fiscal Year 2011 for Board and committee service and annual retainer fees of $40,000. Our directors are each eligible to participate in our MSP, a component plan of our Equity Incentive Plan, pursuant to which directors may make an advance election to receive MSP RSUs in lieu of all or part of such director’s fees. Such MSP RSUs are issued on the basis of a 33% discount to the closing price of the Company’s stock on the day prior to the award date, which is generally the day the fees are paid or otherwise would be paid, and generally vest at the end of three years, at which time they are converted into shares of our Common Stock unless the director previously has elected a longer deferral period.

(2)	The amounts shown in this column reflect the aggregate grant date fair value of stock awards made during 2011 with respect to RSU awards under the Equity Incentive Plan and MSP RSUs. For a discussion of the assumptions related to the calculation of the amounts in this column, please refer to Note 11 (“Share-Based Compensation”) to the Company’s audited consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2012.
(3)	The amounts shown in this column reflect the aggregate grant date fair value of stock in connection with stock options granted under the Equity Incentive Plan. The Company has not granted stock options to directors since 2005, and thus there are no amounts shown in this column.
(4)	The amounts shown in this column reflect dividend equivalents paid on RSUs.
(5)	Mr. Zadel passed away in September 2011 and was replaced by Mr. O’Donnell in November 2011.

COMMITTEE REPORTS

Report of the Compensation Committee of the Board

on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for Fiscal Year 2011 with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for Fiscal Year 2011.

Submitted by the Compensation Committee of the Board

Jerome D. Brady

Douglas M. Hayes

John (Andy) O’Donnell

Report of the Audit Committee of the Board

The Audit Committee has furnished the following report on Audit Committee matters:

The Audit Committee acts pursuant to a written charter which initially was adopted by the Board on May 24, 2000. During the fiscal year ended December 31, 2003 and again during the fiscal year ended December 31, 2004 and in March 2012, minor revisions were made to the Audit Committee Charter to ensure compliance with revised NYSE and SEC requirements and to more clearly delineate the delegation of certain Board functions as between the Audit Committee and the Nominating and Corporate Governance Committee. Pursuant to this Charter, the Audit Committee is primarily responsible for overseeing and monitoring the accounting, financial reporting and internal controls practices of the Company and its subsidiaries. Its primary objective is to promote and preserve the integrity of the Company’s financial statements and the independence and performance of the Company’s independent auditors. The Audit Committee also oversees the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements.

It is important to note, however, that the role of the Audit Committee is one of oversight, and the Audit Committee relies, without independent verification, on the information provided to it and the representations made by management, the internal auditors and the independent auditors. Management retains direct responsibility for the financial reporting process, the system of internal controls and the system of disclosure controls and procedures.

In furtherance of its role, the Audit Committee has an annual agenda which includes quarterly reviews of the Company’s internal controls and of areas of potential exposure for the Company, such as environmental and litigation matters. The Audit Committee meets at least quarterly and reviews the Company’s interim financial results and earnings releases prior to their publication. The Audit Committee also reviews the Company’s periodic reports on Forms 10-Q and 10-K prior to their filing.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairperson when expediting of services is necessary. The independent auditors and management report annually to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed. All of the audit, audit-related, tax and other services provided by Grant Thornton LLP in Fiscal Year 2010 and Fiscal Year 2011 and related fees were approved in accordance with the Audit Committee’s policy.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for Fiscal Year 2011 with management and it has discussed with Grant Thornton LLP, the Company’s independent auditors for Fiscal Year 2011, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. The Audit Committee also has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP the independence of that firm. Based upon these materials and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal Year 2011.

Submitted by the Audit Committee of the Board of Directors

Douglas M. Hayes

Peter M. Wilver

John (Andy) O’Donnell

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of February 29, 2012, by:

•	all persons known by us to own beneficially 5% or more of our Common Stock;

•	each of our directors;

•	our Chief Executive Officer and the other Named Executive Officers; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after February 29, 2012 through the exercise of any warrant, stock option or other right. The inclusion in this Proxy Statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. As of February 29, 2012, a total of 17,276,724 shares of our Common Stock were outstanding.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock except to the extent authority is shared by spouses under applicable law.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner (1)	Number (2)	Percent (2)
Gabelli Entities (3)	2,443,456	14.1%
BlackRock, Inc. (4)	1,547,287	9.0%
Shapiro Capital Management LLC (5)	1,076,532	6.2%
T. Rowe Price Associates, Inc. (6)	899,780	5.2%
Jerome D. Brady (7)	15,018	*
David F. Dietz (8)	52,704	*
Douglas M. Hayes (9)	24,280	*
Thomas E. Naugle (10)	30,132	*
John (Andy) O’Donnell	0	*
Peter M. Wilver (11)	1,508	*
A. William Higgins (12)	157,798	*
Frederic M. Burditt (13)	38,820	*
Wayne F. Robbins (14)	30,613	*
Michael R. Dill (15)	1,177	*
Alan J. Glass (16)	26,428	*
All executive officers and directors as a group (sixteen persons) (17)	402,186	2.3%

*	Less than 1%.

(1)

The address of each stockholder in the table is c/o CIRCOR, Inc., 25 Corporate Drive, Suite 130, Burlington, MA 01803, except that the address of the Gabelli Entities (as defined in Footnote 3) is One Corporate Center, Rye, NY 10580; the address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022; the address of Shapiro Capital Management LLC is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, GA 30305; and the address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(2)	The number of shares of Common Stock outstanding used in calculating the percentage for each listed person and the directors and executive officers as a group includes the number of shares of Common Stock underlying stock options, warrants and convertible securities held by such person or group that are exercisable or convertible within 60 days from February 29, 2012, the date of the above table, but excludes shares of Common Stock underlying stock options, warrants or convertible securities held by any other person.
(3)	The information is based on an amended Schedule 13D filed with the Securities and Exchange Commission on March 8, 2012 on behalf of Mario J. Gabelli and various entities which Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer including, but not limited to, Gabelli Funds, LLC, GAMCO Asset Management Inc., Teton Advisors, Inc., Gabelli Securities, Inc., GGCP, Inc. and GAMCO Investors, Inc. (collectively, the “Gabelli Entities”). According to the amended Schedule 13D, the Gabelli Entities engage in various aspects of the securities business, primarily as investment advisors to various institutional and individual clients, including registered investment companies and pension plans, and as general partners or the equivalent of various private investment partnerships or private funds. Certain of the Gabelli Entities may also make investments for their own accounts. According to the amended Schedule 13D, Gabelli Funds, LLC, GAMCO Asset Management Inc. and Teton Advisors, Inc. beneficially owned 479,500, 1,835,256 and 128,700 shares, respectively. Mr. Gabelli, GAMCO Investors, Inc., Gabelli Securities, Inc. and GGCP, Inc. are deemed to beneficially own the shares owned beneficially by each of the Gabelli Entities. Subject to certain limitations, each of the Gabelli Entities has sole dispositive and voting power, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, in the shares beneficially owned by such entity, except that GAMCO Asset Management Inc. does not have the authority to vote 135,700 of the reported shares and the power of Mr. Gabelli, GAMCO Investors, Inc., and GGCP, Inc. is indirect with respect to shares beneficially owned directly by other Gabelli Entities.
(4)	The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on February 10, 2012 on behalf of BlackRock, Inc. (“BlackRock”). According to the filing, BlackRock beneficially owns 1,547,287 shares over which it has sole dispositive and voting power. BlackRock does not have shared dispositive or voting power over any of the shares it beneficially owns.
(5)	The information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2012 on behalf of Shapiro Capital Management LLC (“Shapiro Capital Management”) and Samuel R. Shapiro (“Shapiro”), the chairman, director and majority shareholder of Shapiro Capital Management. According to the filing, Shapiro Capital Management beneficially owns 1,076,532 shares. Of the shares beneficially owned, Shapiro Capital Management has sole dispositive power over all such shares and sole voting power over 842,170 of such shares and shared voting power over 234,362 of such shares. Shapiro is deemed to have beneficial ownership of such shares by virtue of his affiliation with Shapiro Capital Management.
(6)	The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on February 10, 2012 on behalf of T. Rowe Price Associates, Inc. (“T. Rowe Price”). According to the filing, T. Rowe Price beneficially owns 899,780 shares. Of the shares beneficially owned, T. Rowe Price has sole dispositive power over all such shares and sole voting power over 294,780 of such shares. T. Rowe Price does not have shared dispositive or voting power over any of the shares it beneficially owns.
(7)	Includes 4,404 shares of Common Stock issuable within 60 days of February 29, 2012 on account of RSUs that will have vested.
(8)	Includes 6,000 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 29, 2012 and 7,130 shares of Common Stock issuable within 60 days of February 29, 2012 on account of RSUs that will have vested.
(9)	Includes 3,000 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 29, 2012 and 4,404 shares of Common Stock issuable within 60 days of February 29, 2012 on account of RSUs that will have vested. Includes 16,876 shares of Common Stock held by The Douglas and Connie Hayes Living Trust, an entity of which Mr. Hayes is a co-trustee with his spouse. Mr. Hayes shares investment power and voting power over all of such shares with his spouse.
(10)

Includes 16,000 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 29, 2012 and 1,718 shares of Common Stock issuable within 60 days of February 29, 2012 on account of RSUs that will have vested. Includes 12,414 shares of Common Stock held in brokerage accounts in the name of The Thomas E. Naugle Trust, an entity of which Mr. Naugle is the trustee. Mr. Naugle has sole investment and voting power over all of such shares.

(11)	Includes 968 shares of Common Stock issuable within 60 days of February 29, 2012 on account of RSUs that will have vested.
(12)	Includes 27,800 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 29, 2012 and 63,532 shares of Common Stock issuable within 60 days of February 29, 2012 on account of RSUs that will have vested. Includes 64,727 shares of Common Stock held by The Higgins Family Revocable Trust, an entity of which Mr. Higgins is a co-trustee with his spouse. The shares held by The Higgins Family Revocable Trust are held in trust for the benefit of Mr. Higgins’ children and Mr. Higgins shares investment and voting power over all of such shares with his spouse.
(13)	Includes 22,661 shares of Common Stock issuable within 60 days of February 29, 2012 on account of RSUs that will have vested.
(14)	Includes 19,336 shares of Common Stock issuable within 60 days of February 29, 2012 on account of RSUs that will have vested.
(15)	Includes 395 shares of Common Stock issuable within 60 days of February 29, 2012 on account of RSUs that will have vested.
(16)	Includes 4,180 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 29, 2012 and 4,839 shares of Common Stock issuable within 60 days of February 29, 2012 on account of RSUs that will have vested.
(17)	Includes 56,980 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 29, 2012 and 141,256 shares of Common Stock issuable within 60 days of February 29, 2012 on account of RSUs that will have vested.

PROPOSAL 2

RATIFICATION OF AUDITORS

The Audit Committee has appointed the firm of Grant Thornton LLP as the Company’s independent auditors for Fiscal Year 2012. Grant Thornton LLP has no direct or indirect interest in the Company or any affiliate of the Company. Although action by the stockholders in this matter is not required, the Board believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of the Company’s financial controls and reporting. The Board therefore recommends to the stockholders that they ratify the appointment of Grant Thornton LLP as independent auditors of the Company for Fiscal Year 2012. Should the stockholders not ratify the selection of Grant Thornton LLP, the Audit Committee will consider the vote and the reasons therefore in future decisions on the selection of independent auditors.

Auditor Presence at Annual Meeting / Selection of Auditor for Fiscal Year 2012

A representative of Grant Thornton LLP (our independent auditor for the current year) is expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

Fees Paid to Auditors, Independence

Audit Fees

Fiscal Year 2011

The Company will pay an aggregate of approximately $1,632,000 for professional services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements for Fiscal Year 2011, for review of the financial statements included in the Company’s quarterly reports of Form 10-Q for that year, and for conducting of the independent auditor’s obligations relative to attestation of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Fiscal Year 2010

The Company has paid or accrued an aggregate of approximately $1,580,000 for professional services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements for Fiscal Year 2010, for review of the financial statements included in the Company’s quarterly reports of Form 10-Q for that year, and for conducting of the independent auditor’s obligations relative to attestation of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related Fees

Fiscal Year 2011

The Company has paid or accrued an aggregate of approximately $8,000 for audit related services performed by Grant Thornton LLP during Fiscal Year 2011. Such audit related services consisted of statutory audit services for the Company’s subsidiaries in the United Kingdom.

Fiscal Year 2010

The Company has paid or accrued an aggregate of approximately $7,800 for audit related services performed by Grant Thornton LLP during Fiscal Year 2010. Such audit related services consisted of statutory audit services for the Company’s subsidiaries in the United Kingdom.

Tax Fees

Fiscal Year 2011

The Company has paid or accrued an aggregate of approximately $101,000 for tax services performed by Grant Thornton LLP during Fiscal Year 2011. Such tax services consisted of research and analysis relating to the research and development tax credit.

Fiscal Year 2010

The Company has paid or accrued an aggregate of approximately $100,000 for tax services performed by Grant Thornton LLP during Fiscal Year 2010. Such tax services consisted of research and analysis relating to the research and development tax credit.

All Other Fees

Fiscal Year 2011 and Fiscal Year 2010

The Company did not engage Grant Thornton LLP to perform any other services during Fiscal Year 2011 or Fiscal Year 2010.

Independence

The Audit Committee has considered whether the provision of non-audit services by Grant Thornton LLP is compatible with maintaining Grant Thornton LLP’s independence and has determined that these services had no adverse effect on such independence.

Board Recommendation

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2012.

UNLESS OTHERWISE INSTRUCTED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL.

Vote Required for Approval

A quorum being present, the affirmative vote of a majority of the votes cast at the Annual Meeting is necessary to ratify the selection of Grant Thornton LLP as the independent auditors of the Company for Fiscal Year 2012. This vote is not required by law and will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. However, Audit Committee will take into account the outcome of the vote and the reasons therefore in future decisions on the selection of independent auditors.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recently adopted provisions of Section 14A of the Exchange Act, we are providing the Company’s stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers, which is described in the section titled “Compensation Discussion and Analysis” in this Proxy Statement. At the 2011 annual meeting of stockholders, our stockholders voted, on a non-binding, advisory basis, for the Company to hold future, non-binding advisory votes on the compensation of our Named Executive Officers on an annual basis. After taking into consideration this voting result and the prior recommendation of the Board in favor of an annual non-binding, advisory stockholder vote on the compensation of our named Executive Officers, the Board determined that it intends to hold non-binding advisory votes on the compensation of our Named Executive Officers every year. Accordingly, the following resolution will be submitted for a stockholder vote at the 2012 Annual Meeting:

“RESOLVED, that the stockholders of CIRCOR International, Inc. (the “Company”) approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement for this Annual Meeting.”

As described in the section titled “Compensation Discussion and Analysis,” our executive compensation program is designed to (i) attract and retain qualified executives by offering compensation and benefits (including retirement benefits) that are competitive with industry peers and (ii) motivate executives to achieve results that improve long-term organizational value by aligning executives’ interests with those of our stockholders. In order to align executive compensation with the interests of our stockholders, an important portion of compensation for our Named Executive Officers is “at risk,” or contingent upon the successful achievement of annual as well as long-term strategic corporate goals that we believe will drive stockholder value. Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its objectives.

This vote is only advisory and will not be binding upon the Company or the Board. However, the Board values constructive dialogue on executive compensation and other important governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this matter.

Board Recommendation

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE OVERALL COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THIS RESOLUTION.

Vote Required for Approval

A quorum being present, the affirmative vote of a majority of the votes cast at the Annual Meeting is necessary to approve this resolution. While this vote is required by law, it will neither be binding on the

Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

MARKET VALUE

On December 30, 2011 (the last trading day of Fiscal Year 2011), the closing price of a share of the Company’s Common Stock on the New York Stock Exchange was $35.31.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail and via the internet, certain directors, officers and employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by mail, telephone, email or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses. The Company has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $10,000, plus reimbursement of expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR

ANNUAL MEETING IN 2013

Stockholder proposals intended to be presented at the annual meeting of stockholders to be held in 2013 must be received by the Company on or before November 19, 2012 in order to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in the Company’s proxy statement and form of proxy.

In addition, a stockholder who wishes to present a proposal at the annual meeting of stockholders to be held in 2013 must deliver the proposal to the Company so that it is received on or after January 2, 2013 and not later than February 1, 2013 in order to be considered at that annual meeting. The Company’s By-laws provide that any stockholder of record wishing to have a stockholder proposal considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-laws, to the Company at its principal executive office not less than ninety days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting. In the event, however, that the annual meeting is scheduled to be held more than thirty days before such anniversary date or more than sixty days after such anniversary date, notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day after the date of public disclosure of the date of such meeting is first made. Proxies solicited by the Board will confer discretionary voting authority with respect to stockholder proposals, subject to SEC rules governing the exercise of this authority.

Any stockholder proposals should be mailed to: Secretary, CIRCOR International, Inc., 25 Corporate Drive, Suite 130, Burlington, MA 01803.

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NYSE. Section 16 Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, the Company believes that during Fiscal Year 2011, the Section 16 Persons complied with all Section 16(a) filing requirements applicable to them, except that due to administrative oversight by a third party service provider, Messrs. Hayes, Higgins, Burditt, Glass and Kober each filed a Form 4 on April 6, 2011 reflecting shares that were acquired in connection with the vesting of RSUs on April 1, 2011.

OTHER MATTERS

The Board does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE YOUR PROXY AS PROVIDED IN THIS PROXY STATEMENT. YOUR PROXY IS REVOCABLE UNTIL THE TIMES SET FORTH IN THIS PROXY STATEMENT AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

Annual Meeting of CIRCOR International, Inc.

Wednesday, May 2, 2012

2:00 PM EDT

at

Circor Energy Products

1500 SE 89th Street

Oklahoma City, OK 73149

(405) 631-1533

Directions to Circor Energy Products

From Roy Rogers World Airport:

•

Head NORTH on Terminal Drive (becomes Meridian Ave.). Take the 1-44 Ramp toward Downtown. Stay in right lane and merge onto 1-44 West. Stay in the two left lanes and merge onto 1-240 East. Merge onto 1-35 South (Exit 4A). Take Exit 120 toward SE 89th Street. Merge onto S I-35 Service Road. Turn left onto SE 89th Street. Circor Energy Products is right before the railroad track where 89th Street dead ends. Park in the Visitor parking spots in the first parking lot in front of building.

From Downtown Oklahoma City:

•

Take I-235 S and stay in the center lanes and merge onto I-35 South towards S/Dallas. Take Exit 120 toward SE 89th Street. Merge onto S I-35 Service Road. Turn left onto 89th Street. Circor Energy Products is right before the railroad track where 89th Street dead ends. Park in the Visitor parking spots in the first parking lot in front of building.

ANNUAL MEETING OF STOCKHOLDERS OF

CIRCOR INTERNATIONAL, INC.

Wednesday, May 2, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy card, Letter to Stockholders, and Annual Report on Form 10-K are available at www.proxy.circor.com

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   i

¢ 20230304000000001000 5	050411

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 and “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1.	To elect three (3) Class I Directors, each to hold office for a three-year term until the Annual Meeting of Stockholders in 2015 and until such director’s successor is duly elected and qualified or until his earlier resignation or removal.		2. To ratify the Audit Committee of the Board of Director’s selection of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012.	☐	☐	☐
		NOMINEES:	3. To consider an advisory resolution approving the compensation of the Company’s named executive officers.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ David R. Dietz ¡ Douglas M. Hayes ¡ Thomas Naugle
INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the aforesaid meeting and the 2011 Annual Report to Stockholders.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, the undersigned’s votes will be cast “FOR” all nominees in Proposal 1 and “FOR” Proposals 2 and 3. This proxy will be voted in the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		☐	Please check here if you plan to attend the meeting.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

☐ ¢

CIRCOR INTERNATIONAL, INC.

25 Corporate Drive, Suite 130, Burlington, MA 01803

Proxy for Common Stock

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Frederic M. Burditt and Alan J. Glass as proxies, each of them acting solely, with power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated on the reverse side, all the shares of Common Stock of CIRCOR International, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of CIRCOR International, Inc. to be held at Circor Energy Products located at 1500 SE 89th Street, Oklahoma City, OK 73149, on Wednesday, May 2, 2012, at 2:00 PM Eastern Daylight Savings Time, and at any adjournment(s) or postponement(s) thereof, upon the matters set forth on the reverse side hereof and described in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement. Directions to Circor Energy Products are included on the last page of the Proxy Statement.

(Continued and to be signed on the reverse side)

¢	14475 ¢